UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Iconix Brand Group, Inc.
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ICONIX BRAND GROUP, INC.

1450 Broadway

New York, New York 10018

September 12, 2014

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Friday, October 24, 2014, at 12:00 P.M. local time, at the offices of Iconix Brand Group, Inc., 1450 Broadway, New York, New York 10018.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, we will appreciate a prompt submission of your vote. We hope to see you at the meeting.

Cordially,

Neil Cole

Chairman of the Board,

President and

Chief Executive Officer

ICONIX BRAND GROUP, INC.

1450 Broadway

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 24, 2014

To the Stockholders of ICONIX BRAND GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) will be held on Friday, October 24, 2014, at 12:00 P.M. local time, at the Company’s offices at 1450 Broadway, New York, New York 10018, for the following purposes:

1.	To elect six directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014;

3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on September 2, 2014 are entitled to notice of and to vote at the Company’s Annual Meeting of Stockholders or any adjournments or postponements thereof.

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF ICONIX BRAND GROUP, INC. AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF ICONIX BRAND GROUP, INC. COMMON STOCK TO GAIN ADMISSION TO THE MEETING.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Whether or not you attend the meeting, it is important that your shares be represented and voted.

By Order of the Board of Directors,

Neil Cole

Chairman of the Board, President

and Chief Executive Officer

September 12, 2014

PROXY STATEMENT

ICONIX BRAND GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 24, 2014

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICONIX BRAND GROUP, INC. (the “Company”, “Iconix”, “we”, “us” or “our”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on October 24, 2014 at 12:00 PM local time, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2013 available to our stockholders electronically via the Internet instead of mailing a printed copy of these materials to each such stockholder. On or about September 12, 2014, we will mail to our stockholders a notice containing instructions on how to access this proxy statement and our annual report to stockholders and vote online (the “Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report to stockholders. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Proxies duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy or by voting again at a later date on the internet or by telephone, by written notification of such revocation to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person. Only the latest ballot or Internet or telephone proxy submitted by a stockholder prior to the Annual Meeting will be counted.

The address and telephone number of the principal executive offices of the Company are:

1450 Broadway

New York, New York 10018

Telephone No.: (212) 730-0030

IF YOUR SHARES ARE HELD IN STREET NAME THROUGH A BROKER, BANK, OR OTHER NOMINEE, YOU NEED TO CONTACT THE RECORD HOLDER OF YOUR SHARES REGARDING HOW TO REVOKE YOUR PROXY.

OUTSTANDING STOCK AND VOTING RIGHTS

Only stockholders of record at the close of business on September 2, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 48,117,217 shares of the Company’s common stock, $.001 par value per share (the “common stock”), the Company’s only class of voting securities. Each share of common stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

VOTING PROCEDURES

The directors will be elected by a majority of the votes “cast” (the number of shares voted “for” a director nominee must exceed the number of votes cast as “withheld” with respect to that nominee), provided a quorum is present. All other matters to be voted upon at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of the shares cast “for” the matter, provided a quorum is present. A quorum is present if at least a majority of the shares of common stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. Votes will be counted and certified by one or more Inspectors of Election who are expected to be one or more employees of the Company’s transfer agent. In accordance with Delaware law, abstentions and “broker non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by a proxy will be voted as instructed. Proxies may be revoked as noted above.

PROPOSAL I

ELECTION OF DIRECTORS

At the Annual Meeting, six directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders, which is expected to be held in 2015, or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

At the Annual Meeting, proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. Each of the persons named below is presently a member of the Company’s Board of Directors and has indicated to the Board that he will be available to serve. The Board of Directors recommends that you vote “for” the nominees listed below.

When reviewing candidates to our Board of Directors (“Board”), the Corporate Governance/Nominating Committee of our Board (the “Governance/Nominating Committee”) and the Board consider the evolving needs of the Board and seek candidates that fill any current or anticipated future needs. The Governance/Nominating Committee and the Board also believe that all directors should possess the attributes described below under “Consideration of Director Nominees by the Board.” While the Governance/Nominating Committee does not have a formal policy with respect to diversity, the Board and the Governance/Nominating Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Governance/Nominating Committee and the Board consider the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. In addition to the qualities and skills of the directors that are referred to under “Consideration of Director Nominees by the Board”, certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole and what makes the individuals suitable to serve on our Board are described in the following paragraphs.

Name	Age	Position with the Company
Neil Cole	57	Chairman of the Board, President and Chief Executive Officer
Barry Emanuel	72	Director
Drew Cohen	46	Director
F. Peter Cuneo	70	Director
Mark Friedman	50	Director
James A. Marcum	55	Director

Neil Cole has served as Chairman of our Board and as our Chief Executive Officer and President since February 1993. Prior to this, Mr. Cole served as Chairman of the Board, President and Treasurer of New Retail Concepts, Inc., a company he founded in 1986 and from which we acquired the Candies trademark in 1993. For over 30 years Mr. Cole has acquired, developed, promoted and managed a substantial portfolio of brands. As Chairman, Chief Executive Officer and President, Mr. Cole marshaled our transition from a traditional apparel and footwear operating entity to a brand management company. Since the completion of the transition in 2005 and as a result of Mr. Cole’s leadership, our portfolio of brands has grown from two brands to over 30 brands with tremendous diversification in apparel, footwear, sportswear, fashion accessories, beauty and fragrance, home products, consumer electronics and character licensing. In 2001, Mr. Cole founded The Candie’s Foundation, a non-profit organization that works to educate America’s youth about the devastating consequences of teenage pregnancy and creates a national dialogue on the issue. Mr. Cole was a member of Governor Cuomo’s SAGE Commission from April 2011 to February 2013, and currently serves as a director on the Board of Directors for The Candie’s Foundation, The Mount Sinai Children’s Center Foundation and Crutches 4 Kids. Mr. Cole received a Bachelor of Science degree in political science from the University of Florida in 1978 and his Juris Doctor from Hofstra law school in 1982. The Board believes that Mr. Cole’s global executive leadership skills, his significant experience as an executive in our industry, including as our Chief Executive Officer since inception, and his role in transforming our company from a manufacturing company to a leading brand management company make him uniquely qualified to sit on our Board and serve as its chairman.

Barry Emanuel has served on our Board since May 1993. For more than the past five years, Mr. Emanuel has served as president of Copen United LLC, a textile manufacturer located in New York, New York. He received his Bachelor of Science degree from the University of Rhode Island in 1962. The Board believes that Mr. Emanuel’s more than 30 years of experience in the apparel industry, including his service as our director for over 20 years, contributes valuable insight to our Board.

Drew Cohen has served on our Board since April 2004. Since 2007 he has been the President of Music Theatre International, which represents the dramatic performing rights of classic properties, such as “West Side Story” and “Fiddler on the Roof,” and licenses over 50,000 performances a year around the world. Before joining Music Theatre International in September 2002, Mr. Cohen was, from July 2001, the Director of Investments for Big Wave NV, an investment management company, and, prior to that, General Manager for GlassNote Records, an independent record company. Mr. Cohen received a Bachelor of Science degree from Tufts University in 1990, his Juris Doctor degree from Fordham Law School in 1993, and a Masters degree in business administration from Harvard Business School in 2001. The Board believes that Mr. Cohen’s legal and business background, and experience as an executive in an industry heavily involved in the licensing business, make him well suited to serve on our Board.

F. Peter Cuneo has served on our Board since October 2006. From June 2004 through December 2009 Mr. Cuneo served as the Vice Chairman of the Board of Directors of Marvel Entertainment, Inc. (“Marvel Entertainment”), a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys, and prior thereto, he served as the President and Chief Executive Officer of Marvel Entertainment from July 1999 to December 2002 and as the Chief Financial Officer of Marvel Entertainment from March 2000 to November 2001. Mr. Cuneo has served as the Chairman of Cuneo & Co., L.L.C., a private investment firm, since July 1997 and previously served on the Board of Directors and as chairman of the audit committee of WaterPik Technologies, Inc., a New York Stock Exchange company engaged in designing, manufacturing and marketing health care products, swimming pool products and water-heating systems, prior to its sale in 2006. From October 2004 to December 2005, he served on the Board of Directors of Majesco Entertainment Company, a provider of video game products primarily for the family oriented, mass market consumer. Mr. Cuneo received a Bachelor of Science degree from Alfred University in 1967 and previously served as the Chairman of the Alfred University Board of Trustees from May 2007 to May 2013. Mr. Cuneo received a Masters degree in business administration from Harvard Business School in 1973. The Board believes that Mr. Cuneo’s extensive business and financial background and significant experience as an executive of Marvel Entertainment, an owner and licensor of iconic intellectual property, contributes important expertise to our Board.

Mark Friedman has served on our Board since October 2006. Mr. Friedman has been a Managing Director at The Retail Tracker, an investment advisory and consulting firm since May 2006. From 1996 to 2006 Mr. Friedman was with Merrill Lynch, serving in various capacities including group head of its U.S. equity research retail team where he specialized in analyzing and evaluating specialty retailers in the apparel, accessory and home goods segments. Prior to joining Merrill Lynch, he specialized in similar areas for Lehman Brothers Inc. and Goldman, Sachs & Co. Mr. Friedman has been ranked on the Institutional Investor All-American Research Team as one of the top-rated sector analysts. He received a Bachelor of Business Administration degree from the University of Michigan in 1986 and a Masters degree in business administration from The Wharton School, University of Pennsylvania in 1990. The Board believes that Mr. Friedman’s extensive business background and investment banking experience adds key experience and viewpoints to our Board.

James A. Marcum has served on our Board since October 2007. Since August 2012, Mr. Marcum has served as Chief Executive Officer, President and a member of the Board of Directors of Heartland Automotive Services, Inc., the nation’s largest franchisee of Jiffy Lube’s. From February 2010 through December 31, 2012,

Mr. Marcum served as the Chief Executive Officer, President and a member of the board of Central Parking Corporation, a nationwide provider of professional parking management. From September 2008 to January 2010, Mr. Marcum served as Vice Chairman, Acting President and Chief Executive Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, home office products and entertainment software. Mr. Marcum has served as a member of the board of directors of Circuit City Stores, Inc. since June 2008. Circuit City Stores, Inc. filed for bankruptcy in November 2008. He is a limited partner of Tri-Artisan Capital Partners, LLC, a merchant banking firm, and served as an operating partner and operating executive of Tri-Artisan Capital Partners from 2004 until March 2008. Prior thereto, he served in various senior executive capacities, including chief executive officer and director, of several large national retail chains. He received a Bachelor of Science degree from Southern Connecticut State University in accounting and economics in 1980. The Board believes that Mr. Marcum’s contributions to the Board are well served by his extensive business background and his experience as a corporate executive of national retail establishments.

Board Independence

Our Board has determined that Messrs. Cohen, Cuneo, Emanuel, Friedman and Marcum are each an “independent director” under the Rules of The NASDAQ Stock Market LLC (“NASDAQ”).

Board Attendance at Stockholder Meetings

Members of the Board are encouraged to attend Annual Meetings of Stockholders. All seven Directors then serving on our Board of Directors attended last year’s Annual Meeting of Stockholders.

Communications with the Board of Directors

Our Board of Directors, through its Governance/Nominating Committee, has established a process for stockholders to send communications to the Board. Stockholders may communicate with members of the Board individually or the Board as a group by writing to: The Board of Directors of Iconix Brand Group, Inc. c/o Corporate Secretary, 1450 Broadway, New York, NY 10018. Stockholders should identify their communication as being from a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a stockholder of the Company before transmitting the communication to the Board.

Consideration of Director Nominees by the Board

Stockholders of the Company wishing to recommend director candidates to the Governance/Nominating Committee for election to our Board at our Annual Meeting of Stockholders must submit their recommendations in writing to the Governance/Nominating Committee, c/o Corporate Secretary, Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.

The Governance/Nominating Committee will consider nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the Governance/Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications, name, age, business and residence addresses. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the committee receive. The recommendations must also state the name and record address of the stockholder who is submitting the recommendation and the class and number of shares of the Company’s common stock beneficially owned by the stockholder. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NASDAQ Marketplace Rule 5605(a)(2), or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the stockholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below in “Deadline and Procedures for Submitting Director Nominations” will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Governance/Nominating Committee. The Governance/Nominating Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

Deadline and Procedures for Submitting Director Nominations

A stockholder wishing to nominate a candidate for election to our Board of Directors at the Annual Meeting of Stockholders is required to give written notice containing the required information specified above addressed to the Governance/Nominating Committee, c/o Corporate Secretary, Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018 of his or her intention to make such a nomination. The notice of nomination and other required information must be received by our corporate Secretary in accordance with the dates set forth in the section below entitled “Stockholder Proposals for the 2015 Annual Meeting—Director Nominations, Proposal for Action and Other Business Brought Before the Annual Meeting.”

CORPORATE GOVERNANCE

Board Leadership Structure

Currently, the Board believes our current leadership structure, where our Chief Executive Officer also serves as our Chairman, provides the most efficient and effective leadership model by enhancing the Chairman and Chief Executive Officer’s ability to provide insight and direction of business strategies and plans to both the Board and management. The Board believes our business strategies are best served if the Chairman is also a member of our management team. The Board believes that a single person, acting in the capacities of Chairman and Chief Executive Officer, provides unified leadership and focus. We do not have a lead independent director; however, all of our Board committees are comprised of independent directors. We believe the independent nature of our Board committees, as well as the practice of our independent directors to meet in executive session without Mr. Cole and the other members of our management present, ensures that our Board maintains a level of independent oversight of management that is appropriate for our Company.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, proposed acquisitions and operations, as well as all other risks associated with the Company’s business. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements, as well as all of the Company’s benefit plans. The Audit Committee oversees management of financial risks and potential conflicts of interest with related parties. The Governance/Nominating Committee manages risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports, or otherwise, about such risks.

Corporate Governance Policies

We have adopted a written code of business conduct that applies to our officers, directors and employees, responsive to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC. In addition, we have established an ethics web site at www.ethicspoint.com. To assist individuals in upholding the code of conduct and to facilitate reporting, we have established an on-line anonymous and confidential reporting mechanism that is hosted at www.ethicspoint.com, and an anonymous and confidential telephone hotline at 800-963-5864. Copies of our code of business conduct are available, without charge, upon written request directed to our Corporate Secretary at Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.

Committees of the Board of Directors

Our by-laws authorize our Board to appoint one or more committees, each consisting of one or more directors. Our Board currently has three standing committees: an Audit Committee, Governance/Nominating Committee and a Compensation Committee, each of which has adopted written charters and which are currently available on our website. We are not incorporating any of the information on our web site into this proxy statement. Each member of the Audit Committee, Governance/Nominating Committee and Compensation Committee is, and is required to be, an “independent director” under the Marketplace Rules of NASDAQ.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, replacing, overseeing and compensating the work of a firm to serve as the registered independent public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	considering the adequacy of our internal accounting controls and audit procedures; and

•	pre-approving (or, as permitted, approving) all audit and non-audit services to be performed by the independent registered public accounting firm.

The members of our Audit Committee are Messrs. Cuneo, Cohen and Marcum. Mr. Cuneo currently serves as the Audit Committee chairperson. In addition to being an “independent director” under the Marketplace Rules of NASDAQ, each member of the Audit Committee is an independent director as that term is defined by applicable SEC rules under the Securities Exchange Act of 1934. Our Board of Directors has also determined that Mr. Cuneo is the “audit committee financial expert,” as that term is defined under applicable SEC rules and NASDAQ Marketplace Rules, serving on the audit committee.

Governance/Nominating Committee

Our Governance/Nominating Committee’s responsibilities include:

•	assisting the Board in defining and assessing qualifications for Board membership and identifying qualified individuals to serve as Directors;

•	recommending Director nominees for each annual meeting of the stockholders and nominees for election and filling any vacancies on the Board;

•	considering and recommending to the Board corporate governance principles applicable to the Company; and

•	leading the Board in its self-evaluation and establishing criteria in such evaluation.

The members of our Governance/Nominating committee are Messrs. Cohen, Emanuel, Friedman and Marcum. Mr. Cohen currently serves as its chairperson.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	formulating, evaluating and approving compensation for our executive officers, including the chief executive officer;

•	overseeing and approving all compensation programs involving our stock and other equity securities;

•	reviewing and discussing with management the Compensation Discussion and Analysis (“CD&A”) required under Item 402 of Regulation S-K promulgated by the SEC; and

•	assessing the risks associated with our compensation practices, policies and programs.

The members of our Compensation Committee are Messrs. Cuneo, Emanuel and Friedman. Mr. Friedman currently serves as its chairperson. Each member of the Compensation Committee is an “independent director” under the Marketplace Rules of NASDAQ.

From time to time, management provides to the compensation committee proposals concerning total compensation for officers. The Committee considers recommendations from our president and chief executive officer regarding total compensation for such officers. The committee also approves grants of equity awards to employees.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees or individuals, including, but not limited to, a subcommittee composed of one or more members of the Board or an executive to grant and administer stock, option and other equity awards under the Company’s equity incentive plans.

Meetings of the Board of Directors and its Committees during the Year Ended December 31, 2013

The Board of Directors held nine meetings (including five executive sessions with the independent Board members) during the fiscal year ended December 31, 2013 (“FY 2013”), and it also took action by unanimous written consent in lieu of meetings. In addition, during FY 2013, the Audit Committee held four meetings, the Governance/Nominating Committee held one meeting and the Compensation Committee held two formal meetings. During FY 2013, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings of all committees of the Board on which they served. Also, members of Board and each of the committees met periodically during FY 2013 to address various matters and took action by unanimous written consent in lieu of meetings and also have informal meetings and correspondence.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% owners are required by certain SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by it, we believe that during 2013, there was compliance with the filing requirements applicable to its officers, directors and 10% common stockholders.

Director Compensation

The compensation committee determined that for each full year of service as a director of our company during 2013, each non-employee member of the Board would receive a cash payment of $70,000, payable 50% on or about each January 1 and 50% on or about each July 1, and a number of restricted shares of common stock with a fair market value of $100,000 on January 1, vesting 100% on July 1 of each year. In addition, the compensation committee determined that the audit committee chair would receive an annual stipend of $25,000, and the chairs of the compensation committee and nominating and governance committee would receive an annual stipend of $20,000 and $20,000, respectively, each payable each July 1.

The following table sets forth compensation information for 2013 for each person who served as a member of our Board of Directors at any time during 2013 who is not also an executive officer. An executive officer who serves on our Board does not receive additional compensation for serving on the Board. See Summary Compensation Table and Grants of Plan-Based Awards Table for disclosures related to our Chairman of the Board, President and Chief Executive Officer, Neil Cole.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barry Emanuel	$70,000	$100,000	—	—	—	—	$170,000
Drew Cohen	90,000	100,000	—	—	—	—	190,000
F. Peter Cuneo	95,000	100,000	—	—	—	—	195,000
Mark Friedman	90,000	100,000	—	—	—	—	190,000
James A. Marcum	70,000	100,000	—	—	—	—	170,000
Laurence N. Charney(2)	43,940	100,000	—	—	—	—	143,940

(1)	Represents the aggregate grant date fair value. See Note 6 to Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for a discussion for the relevant assumptions used in calculating grant date fair value. At December 31, 2013 our non-employee directors owned the following unexercised options—Drew Cohen—20,000; Barry Emanuel—50,000.

(2)	Mr. Charney resigned from our board of directors effective August 16, 2013, as previously reported on the Company’s Form 8-K filed on August 16, 2013.

Director Compensation for 2014. Following its annual review of director compensation, the Compensation Committee determined that the director compensation for 2014 shall be $80,000 in cash payable one half on January 1st and one half on July 1st and a number of shares of restricted stock with an aggregate value of $100,000 based on the closing price of the first trading day of each new year, with such shares vesting in full on July 1st of the year of grant. Additionally, each Chairperson of the Audit, Compensation and Governance Committees shall receive additional cash payments of $25,000, $20,000 and $15,000, respectively.

EXECUTIVE OFFICERS

Our Board of Directors appoints the officers of the Company on an annual basis and its officers serve until their successors are duly elected and qualified, unless earlier removed by the Board of Directors. No family relationships exist among any of our officers or directors.

In addition to Mr. Cole, our other executive officers their positions with us and certain other information with respect to these officers, as of the Record Date, are set forth below:

Name	Age	Position
Jeff Lupinacci	44	Executive Vice President and Chief Financial Officer
Seth Horowitz	37	Chief Operating Officer
David Blumberg	55	Executive Vice President—Head of Strategic Development
Jason Schaefer	39	Executive Vice President and General Counsel

Jeff Lupinacci has served as our Executive Vice President and Chief Financial Officer since April 7, 2014. Prior to that, Mr. Lupinacci was employed by the Interpublic Group of Companies since 2006, most recently serving as Global Chief Financial Officer of its IPG Mediabrands subsidiary. From 1999 until 2006, Mr. Lupinacci was employed in various senior positions at Publicis Groupe, ultimately serving as Chief Financial Officer of its Arc North America division. Mr. Lupinacci received a Bachelor of Arts degree from Providence College in 1991.

Seth Horowitz has served as our Chief Operating Officer since March 18, 2014. Prior to assuming this position, Mr. Horowitz served as President of the Company’s Men’s Division since April 2012. Prior to joining the Company, Mr. Horowitz served as President of Modell’s Sporting Goods since 2007, and as Chairman, Chief Executive Officer and President of Everlast Worldwide, Inc. from 2005 until 2007 and in other executive positions with Everlast from 2001 until 2005. Mr. Horowitz received a Bachelor of Arts Degree in marketing, with a minor in communications, from George Washington University in 1998.

David Blumberg has served as our Head of Strategic Development since February 2009 and has served as our Executive Vice President—Head of Strategic Development since August 2009. From November 2006 through January 2009, Mr. Blumberg served our company as a full-time consultant, overseeing our merger and acquisition activities. Prior to joining our company as a consultant, from 2005 through October 2006, Mr. Blumberg worked as a consultant to LF Management Ltd., an affiliate of Li & Fung Limited/ LF USA. Prior to joining Li & Fung, from January 1997 to November 1999, Mr. Blumberg was president and managing director—investment banking of Wit Capital, Inc., an online investment bank. From 1981 to 1993, Mr. Blumberg was a managing director and senior vice president of Merrill Lynch Interfunding Inc. and Merrill Lynch Capital Markets—Investment Bank, respectively. Mr. Blumberg received a Bachelor of Science, cum laude in economics from Colgate University in 1981 and a Masters degree in business administration in corporate finance from New York University in 1987.

Jason Schaefer has served as our Executive Vice President and General Counsel since joining our company on September 9, 2013. From May 2008 until September 2013, Mr. Schaefer served as General Counsel of Pegasus Capital Advisors, L.P., a private equity fund. From March 2006 to May 2008, he advised on merger and acquisition transactions in both the private and public space at Akin Gump Strauss Hauer and Feld LLP. Prior to that time, Mr. Schaefer was an associate in the corporate group of Paul Weiss Rifkind Wharton and Garrison LLP, an international law firm. Mr. Schaefer received his Juris Doctor, cum laude, from Brooklyn Law School in 2001 and a Bachelor of Arts degree in political science from the University at Buffalo in 1996.

Executive Compensation

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide the information necessary for understanding the compensation philosophy, policies and decisions which are material to the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (we refer to these officers as our “named executive officers”) during 2013. This Compensation Discussion and Analysis will place in context the information contained in the tables and accompanying narratives that follow this discussion.

Executive Summary

Exemplary Performance in 2013

•	Stock Price increase of 78% year over year

•	Record breaking revenue, EBITDA and diluted earnings per share

•	Two acquisitions of international brands and creation of four international joint ventures; increasing global footprint

Results of Stockholder Outreach and Changes to Disclosure

•	Disclosure of the Company’s response to the advisory vote by stockholders in 2013 regarding executive compensation

•	Disclosure of the Company’s relative performance peer group

•	Disclosure of our performance goals and the difficulty of achieving such goals

Changes in Management and its Compensation Practices

•

The Company has a new Chief Financial Officer, Mr. Jeff Lupinacci, and a new Chief Operating Officer, Mr. Seth Horowitz, each of whom started in his current position in the first quarter of 2014 (prior to assuming his current position, Mr. Horowitz was our Men’s Division President) and a new General Counsel, Mr. Jason Schaefer, who joined us in September 2013.

•	Significant percentage of compensation at risk commencing in 2013.

•	Introduced PSU plan for broad range of senior executives who are not named executive officers.

Stockholder Vote & Outreach

At our 2013 Annual Meeting, stockholders voted in favor of our advisory vote on executive compensation (also commonly referred to as “Say on Pay”). We have continued to conduct the stockholder outreach efforts we began in 2012 to address issues that may be of continued concern to stockholders. Through our investor relations team, we regularly touch base with stockholders on a range of issues, including compensation. We continue to use this feedback to inform and frame our policies, and to ensure that our compensation philosophy is aligned with the interests of our stockholders. We believe that our stockholder outreach process has had an impact on our compensation program, as well as our understanding of our stockholders’ perspectives.

In the past two years, as a result of our stockholder outreach, we have specifically addressed the following:

•	Disclosure of Peer Groups

•	Enhanced disclosure related to performance metrics

•	Discussion of difficulty of achievement of performance metrics

We believe that addressing these issues directly with stockholders, coupled with our strong business performance and demonstrated, long-term financial success, allowed us to achieve the successful Say on Pay result in 2013. Our successful stock price performance from 2005 to 2013 reflects the Company’s solid growth and positioning for future success. Our stock performance, when considered against our executive compensation, illustrates how we pay for performance. We believe that our compensation practices and policies for 2013 continued to be consistent with our overall compensation philosophy and a reflection of these strong financial results.

Stockholder/Governance Friendly Aspects of the Current Program

What we do

Pay for Performance. Pursuant to Mr. Cole’s current employment agreement, for 2013, approximately 79% of his compensation was “at risk” (over the term) based on performance metrics.

Clawback Policy. We have adopted a clawback policy that applies if there is a restatement of our financial statements that is required, within the previous three years, to correct accounting errors due to material non-compliance with any financial reporting requirements under the federal securities laws.

Election of Directors. We require directors to be elected annually by a majority of shares voting at the meeting.

Anti-Hedging Policy. We have a policy prohibiting directors and officers from engaging in hedging transactions, which include puts, calls and other derivative securities, with respect to the Company’s equity securities.

What we don’t do

No gross-ups. We do not have any provisions requiring the Company to gross-up compensation to cover taxes owed by our executives.

No Excess Perquisites and Limited Retirement and Health Benefits. We have a 401k program and have never had a defined benefit plan. No supplemental executive retirement plans or other pension benefits.

No option repricing or exchanges. Historically, we have not:

•	Repriced options;

•	Paid dividends on unvested shares of restricted stock; or

•	Bought out underwater options for cash.

We have amended our Equity Incentive Plan to explicitly prohibit these practices, as well as recycling shares subject to stock options, stock grants or performance awards which, for any reason, after the date of the amendment, are cancelled.

Board Structure. We do not have a classified Board.

Our Performance

During 2013, we continued to execute on our key strategic initiatives and record strong performance. The chart below illustrates the Company’s compounded total shareholder return (“TSR”) for the past one, three and five years at December 31, 2013:

	TOTAL SHAREHOLDER RETURNS
	1 year	3 year	5 year
At December 31, 2013	78%	27%	32%

The chart below compares the Company’s TSR for the past one, three and five years also as of December 31, 2013 to the relative performance peer group used in determining the performance stock units, or PSUs, as described below. The Company’s TSR, when compared to the peer group below, puts the Company’s TSR in the 77th percentile, 73rd percentile and 50th percentile for the one-, three- and five-year TSRs of the peer group:

	TSR as of 12/31/2013
	1-Year	3-Year	5-Year
Company Name
American Apparel, Inc.	22%	(10%)	(9%)
Carter’s, Inc.	30%	35%	30%
Cherokee Inc.	4%	(6%)	2%
Columbia Sportswear Company	50%	11%	20%
Crocs, Inc.	11%	(2%)	67%
Deckers Outdoor Corporation	110%	2%	26%
Delta Apparel, Inc.	21%	8%	36%
Exceed Company	24%	(42%)	(26%)
Fossil, Inc.	29%	19%	48%
G-III Apparel Group Ltd.	116%	28%	63%
Gildan Activewear Inc.	47%	25%	36%
Hanesbrands Inc.	98%	41%	41%
The Jones Group, Inc.	37%	0%	23%
lululemon athletica inc.	(23%)	20%	72%
Oxford Industries, Inc.	76%	48%	59%
Perry Ellis International, Inc.	(21%)	(15%)	21%
PVH Corp.	23%	29%	47%
Ralph Lauren Corporation	19%	18%	32%
Quiksilver, Inc.	106%	20%	37%
Rocky Brands, Inc.	14%	14%	30%
Skechers U.S.A., Inc.	79%	18%	21%
Under Armour, Inc.	80%	47%	49%
Vera Bradley, Inc.	(4%)	(10%)	N/A
Wolverine World Wide, Inc.	67%	30%	28%

25th %ile	18%	0%	22%
Median	29%	18%	32%
75th %ile	77%	28%	48%

Iconix Brand Group, Inc.	78%	27%	32%
Iconix’s Percentile Rank	77%	73%	50%

How Pay Aligns with Performance

The following graphs display our performance from 2005 through 2013 for the performance metrics utilized by the Company in determining the vesting of our performance stock units, or PSUs, and one component of our chief executive officer’s cash bonuses.

(1)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. We believe EBITDA provides additional information for determining our ability to meet future debt service requirements, investing and capital expenditures. See Exhibit A for a reconciliation of EBITDA to GAAP net income.
(2)	Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash gains/losses from sale of trademarks, non-cash loss on marketable securities and re-measurement of investments, less capital expenditures. Free Cash Flow also excludes any changes in balance sheet items. We believe Free Cash Flow is useful in evaluating our financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures. See Exhibit A for a reconciliation of Free Cash Flow to GAAP net income.
(3)	In 2005 and 2006, respectively, the $0.20 and $0.58 represent YTD fully taxed diluted earnings per share assuming a tax rate of 34% and a CAGR or Compounded Annual Growth Rate based on the fully taxed number.

Objectives of our Executive Compensation Program

The Company’s goals for its executive compensation program are to:

•	Attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

•

Align pay with performance—as well as with the long-term interests of stockholders—by linking payouts to performance measures that promote long-term stockholder value, including EBITDA, Free Cash Flow and Diluted Earnings Per Share, as well as acquisitions in the case of Mr. Blumberg.

•

Establish continuity of the services of named executive officers so that they will contribute to, and be a part of, the Company’s long-term success and to promote and sustain stability in the executive team.

Peer Group

We are a unique company with a unique business model. There are few, if any, companies that are our size and follow our business model. Very few stand-alone publicly-traded companies derive 90% or more of their revenues from licensing a portfolio of brands. The Company does not derive revenues from the sale of manufactured products or services. Accordingly, the Company enjoys higher margins of gross profit, net income and EBITDA as a percentage of revenue than companies in the retail industry. Consequently, our compensation committee has determined that we do not target pay opportunities or actual pay to specific benchmarking against other companies. Instead, from time to time the compensation committee looks at various companies and their pay practices to determine market trends and market pay levels.

The relative proportion of performance grants to time-vested grants continues to align the interests of Mr. Cole and our other named executive officers with those of stockholders.

We do have a group of relative performance peers that we considered in connection with determinations as to vesting under our PSUs. This group of relative performance peers is discussed in the section “2011 PSUs” below.

Neil Cole’s Vision and Its Importance to the Company’s Future Success

Neil Cole’s proven track record makes him a highly valued executive and leader of our Company. A significant reason for our Company’s success has been Mr. Cole’s vision and management. In 2013, Mr. Cole led the Company to achieve record revenues and earnings per share, and delivered continued value to our stockholders. One of the key components of Mr. Cole’s success as an executive is his ability to manage a tight-knit and efficient team. Given the nature of our business model, we operate with relatively fewer employees than other companies our size (we had only 151 full-time employees at December 31, 2013), which keeps our operating expenses lower than they otherwise would be.

Mr. Cole’s leadership position in the industry affords him numerous other employment opportunities. Without Mr. Cole’s leadership and vision, the compensation committee believed very strongly at the time of the June 2011 amendment to his employment agreement, referred to as the June 2011 amendment, that the Company would suffer if Mr. Cole left the Company, both in terms of growing the Company’s current brands, as well as acquiring new brands. In May 2010, when the compensation committee and Mr. Cole began negotiating the amendment to his employment agreement, the process was rigorous and long-lasting. The amendment was signed in June 2011 after more than a year of negotiations between the compensation committee and Mr. Cole. In addition, the compensation committee engaged James F. Reda & Associates LLC, referred to as JFR, to assist in evaluating the terms of the June 2011 amendment. The June 2011 amendment was filed with the Form 8-K filed with the Securities and Exchange Commission on June 20, 2011.

In approving the June 2011 amendment, the compensation committee and the Board of Directors recognized that the amendment was necessary to ensure Mr. Cole’s long-term future service, and that Mr. Cole’s retention would place the Company in the best possible position to continue to implement the Company’s strategic goals.

The Company’s performance during the tenure of Mr. Cole’s leadership has been exemplary. Mr. Cole is responsible for and oversaw the Company’s transition to its current model and is the key architect of the Company’s success. Since the completion of the Company’s transition to its current business model, the Company’s equity market capitalization increased from approximately $150.0 million at January 1, 2005, to approximately $2.0 billion as of December 31, 2013. Under Mr. Cole’s leadership and direction, from 2005 through 2013, the Company’s EBITDA grew from $16.7 million to $262.9 million and during the same period, the Company’s free cash flow grew from $13.0 million to $229.6 million. In 2013, we completed the acquisitions of the Lee Cooper Brand and Buffalo David Bitton.

Due to Mr. Cole’s highly effective leadership, the Company has maintained strong profitability over the last eight years and also increased its global footprint and portfolio of iconic brands. Mr. Cole’s vision and leadership have poised the Company for continued growth, both organically and through acquisition opportunities available to the Company. Such acquisition opportunities exist, in large part, because of prospective sellers’ confidence in Mr. Cole.

Mr. Cole’s “At Risk” Compensation

We believe that the structure and size of Mr. Cole’s pay package appropriately pays for performance and, therefore, aligns Mr. Cole’s economic interests with those of our stockholders. Pursuant to the June 2011 amendment, for the year ended December 31, 2013 Mr. Cole’s percentage of performance-based compensation was 79% of his total contractual compensation package. Also see “Equity-based Compensation—PSUs,” which includes a discussion regarding 2011 PSUs that were unearned and the forfeiture of 2008 PSUs.

Other Named Executive Officers’ “At Risk” Compensation

For the year ended December 31, 2013, 19% of Messrs. Clamen’s and Tarshis’ total potential compensation was performance-based, and 46% of Mr. Schaefer’s total potential compensation was performance-based. Mr. Blumberg’s total performance-based compensation for the year ended December 31, 2013 was 61% of his total compensation. Mr. Blumberg entered into an amendment to his employment agreement in February 2013 pursuant to which he was granted 200,000 PSUs. See “Equity-Based Compensation—Mr. Blumberg’s Equity Based Stock Awards” for a discussion of the performance criteria. Mr. Clamen, the former chief financial officer, and Mr. Tarshis, the former general counsel, ceased to be executive officers of the Company in March 2014 and July 2013, respectively.

The Compensation Committee’s Rationale for Performance Metrics

Our executive compensation program considers each named executive officer’s function within the Company and sets performance goals that are relative to such function. The compensation packages and structure for our named executive officers are all similar, other than Mr. David Blumberg. As Mr. Blumberg is responsible for finding and assisting the Company in closing acquisitions, one of his performance metrics relates to completed acquisitions. Each of these named executive officers plays a distinct role with related responsibilities within the Company, and each of their compensation packages are meant to acknowledge these differences and incentivize each named executive officer appropriately.

As Mr. Cole makes executive decisions that influence our direction and growth initiatives, his total compensation is intended to be strongly aligned with objective financial measures, including an annual cash bonus and his PSUs, which are determined by the performance criteria described below.

As Mr. Blumberg is responsible for overseeing our merger and acquisition activities that influence our growth, a portion of his total compensation is performance-based and tied to our consummation of acquisitions that meet specified objective financial measures as set forth in his employment agreement. Beginning in 2014, Mr. Blumberg will no longer be entitled to cash bonuses on acquisitions. In 2013, Mr. Blumberg was entitled to receive stock and cash bonuses when acquisitions were consummated. We believe that the stock awards create an incentive to identify acquisitions that are expected to add value to the Company in the long-term. In fact, in the 2013 amendment to Mr. Blumberg’s employment agreement, we discontinued cash payments for acquisitions in order to incentivize Mr. Blumberg to consider the long term value to the Company of any acquisition target.

Mr. Schaefer is, and Messrs. Clamen and Tarshis were, charged with implementing the goals for the Company set by the Board and Mr. Cole, and, therefore, an appropriate portion of their respective compensation was performance-based equity pursuant to their respective employment agreements.

Roles of Management and the Compensation Committee in Compensation Decisions

Compensation of our executive officers, including the named executive officers, has been determined by the Board of Directors pursuant to recommendations made by the chief executive officer and the compensation committee. The compensation committee is responsible for, among other things, reviewing and recommending approval of the compensation of our executive officers; administering our equity incentive and stock option plans; reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity incentive and stock option plans; evaluating our chief executive officer’s performance in light of corporate objectives; and setting our chief executive officer’s compensation based on the achievement of corporate objectives.

The compensation committee has given great consideration to the relative merits of cash and equity as a device for retaining and motivating the named executive officers. The compensation committee considers an individual’s performance, an individual’s pay relative to others, contractual commitments pursuant to employment or other agreements, the value of already-outstanding grants of equity and aligning the executive’s interests with those of our stockholders in determining the size and type of equity-based awards to each named executive officer.

Upon recommendations from our CEO, the compensation committee approves equity-based awards to named executive officers other than our CEO. With respect to our CEO, the compensation committee discusses with the CEO and utilizes a compensation consultant to assist in determining the appropriate compensation package for the CEO. The final determination of the CEO’s compensation package is, however, approved by the compensation committee in the absence of the CEO and recommended to the full Board for approval.

The compensation committee also annually reviews and certifies whether performance targets are met pursuant to the CEO’s pay packages. In 2013, Mr. Cole did not receive any additional grants of RSUs or PSUs. The compensation committee determined the percentage of previously granted PSUs that were actually earned by the named executive officers in 2013. See “Equity-based Compensation PSUs” for a discussion of the achievement of targets. As Mr. Tarshis was not with the Company through 2013, he forfeited his rights to the vesting of any further PSUs or RSUs. Mr. Clamen has forfeited any rights to the vesting of PSUs and RSUs for the 2014 fiscal year and thereafter.

Additionally, in 2013, Mr. Blumberg was paid cash acquisition payments in an aggregate amount equal to $500,000, half of which was granted in connection with our acquisition of the David Bitton Brand, the other for our acquisition of the Lee Cooper Brand. The payments were made as incentive payments in accordance with Mr. Blumberg’s employment agreement.

Principal Elements of Compensation

To accomplish our compensation objectives, our compensation program consists of performance-based equity awards in the form of PSU awards, long-term equity awards in the form of RSU awards, annual performance-based cash bonuses, base salaries and discretionary cash and stock awards. These elements are designed to reward performance in a simple and straightforward manner. The compensation program is heavily weighted towards performance-based equity awards rather than cash compensation and time-vested equity compensation in order to maximize pay-for-performance and ensure that the named executive officers’ compensation is tied to the Company’s long-term and short-term performance. The Company does provide certain limited perquisites to its named executive officers that are generally available to named executive officers. The Company has no long-term cash compensation program or supplemental retirement plan.

Base salary. Base salary represents amounts paid during the fiscal year to named executive officers as direct, guaranteed compensation under their employment agreements for their services to us. Base salaries are used to compensate each named executive officer for day-to-day operations during the year, and to encourage them to perform at their highest levels. We also use our base salary as an incentive to attract top quality executives and other management employees from other companies. Moreover, base salary and increases to base salary are intended to recognize the overall experience, position within our company and expected contributions of each named executive officer to us. Generally, the Company no longer provides automatic salary increases in employment agreements. Our agreement with Mr. Lupinacci provides for a one-time $50,000 salary increase following his first eight months of employment with us. The balance of the employment agreement provides for no further automatic increases.

Cash bonuses. Cash bonuses are made pursuant to our stockholder approved Executive Incentive Bonus Plan, referred to as our bonus plan, and in certain cases, pursuant to employment agreements or in the form of discretionary awards approved by the compensation committee. The bonus plan was approved by stockholders in May 2008 and meets the requirements of Section 162(m) of the Internal Revenue Code. The purpose of the bonus plan is to promote the achievement of our short-term, targeted business objectives by providing competitive incentive reward opportunities to our executive officers who can significantly impact our performance towards those objectives. Further, the bonus plan enhances our ability to attract, develop and motivate individuals as members of a talented management team. The bonus plan is administered, and can be amended, by the compensation committee. All awards are paid in cash. Awards made under the bonus plan are subject to a participant achieving one or more performance goals established by the compensation committee. The performance goals may be based on our overall performance, and also may recognize business unit, team and/or individual performance. In 2013, Mr. Cole and Mr. Blumberg received a cash bonus.

Equity-based compensation. There are three types of equity based grants made to the named executive officers—initial grants when a named executive officer is hired, performance-based grants and retention grants, which are typically made in connection with new employment agreements or renewals of expiring agreements. An initial grant when an executive officer is hired or otherwise becomes a named executive officer serves to help us to recruit new executives and to reward existing officers upon promotion to higher levels of management. Because these initial grants are structured as an incentive for employment, the amounts of these grants may vary from executive to executive depending on the particular circumstances of the named executive officer and are usually recommended by the chief executive officer and approved by the compensation committee. Time-vested grants of equity awards, as well as retention grants made in connection with renewals of employment agreements, are designed to compensate our named executive officers for their contributions to our long-term performance. Generally, restricted stock awards granted to named executive officers as either initial or annual performance grants vest in equal installments over the term of the agreement, or a period determined by the compensation committee, typically beginning on the first anniversary of the date of grant.

Awards of RSUs and PSUs are made under our Amended and Restated 2009 Equity Incentive Plan, referred to as the Plan. The Plan was approved by our stockholders in August 2009 and amended, restated and again approved by our stockholders in August 2012. In April 2013, we amended the Plan to specifically prohibit option repricing, payment of dividends on unvested shares of restricted stock, cash buyouts of underwater options and recycling shares subject to stock options, stock grants or performance awards which, for any reason are after the date of the amendment, are cancelled. Shares of restricted stock, including shares underlying RSUs and PSUs that were issued subject to a vesting schedule, cannot be sold until and to the extent the shares have vested. While we have not formally adopted any policies with respect to cash versus equity components in the mix of executive compensation, we feel that it is important to provide for a compensation mix that allows for acquisition of a meaningful level of equity ownership by our named executive officers in order to help align their interests with those of our stockholders. As of December 31, 2013, the number of shares remaining for issuance under the Plan, was 2,584,184. There are no shares remaining for issuance under any prior equity incentive plan.

In 2013, the Board of Directors approved a new, broad-based, executive PSU program, which provides for awards of PSUs to senior executives of the Company who are not named executive officers, based on the Company’s achievement of pre-determined goals over a four-year period. By providing a performance-based element of compensation to this group of executives, we believe we will encourage additional focus on the long-term goals of the business.

Perquisites and other personal benefits. During 2013, our named executive officers received a limited amount of perquisites and other personal benefits that we paid on their behalf. These consisted of payments of life insurance premiums and car allowances, totaling $113,354.

Post-termination compensation. We have entered into employment agreements with each of the named executive officers. Each of these agreements provide for certain payments and other benefits if the executive’s employment terminated under certain circumstances, including, in the event of a “change in control.” See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control” for a description of the severance and change in control benefits.

Our Named Executive Officers’ Compensation for 2013

Base Salaries

Historically, the base salaries of our named executive officers were guaranteed in their respective employment agreements. Other than with respect to situations in which we have engaged a compensation consultant, the recommendations to the Board of Directors by the compensation committee with respect to base salaries are based primarily on informal judgments reasonably believed to be in our best interests. In 2013, Mr. Cole did not receive an increase in his base salary from the previous year. In 2013, Mr. Blumberg entered into an amendment to his employment agreement that, among other things, provided for an increase in his base salary to $550,000 per year. We hired Mr. Schaefer in 2013 with a base salary of not less than $400,000 per year. In March 2014, Mr. Clamen has ceased to be an executive officer of the Company, and no further amounts are due to him by the Company. In addition, Mr. Tarshis ceased being an executive officer of the Company in July 2013, and, therefore, the full amount of base salary actually paid to him in 2013 was $316,667.

Cash Bonus Compensation

Cash bonuses are made pursuant to our stockholder approved bonus plan and pursuant to each of our named executive officers’ employment agreements. No payment will be made under the bonus plan unless the compensation committee certifies that at least the minimum objective performance measures have been met. Such performance measures may include specific or relative targeted amounts of, or changes in: EBITDA (as defined earlier); Free Cash Flow (as defined earlier); earnings per share; diluted earnings per share; revenues; expenses; net income; operating income; equity; return on equity, assets or capital employed; working capital; stockholder return; production or sales volumes; or certain other objective criteria. In 2013, our chairman, president and chief executive officer was the only named executive officer who was eligible to receive a bonus under the bonus plan, and only he received a bonus under the bonus plan.

The amount of any award under the bonus plan may vary based on the level of actual performance. The amount of any award for a given year is determined for each participant by multiplying the individual participant’s actual base salary in effect at the end of that year by a target percentage (from 0% to 200%), related to the attainment of one or more performance goals, determined by the compensation committee. In the event that an award contains more than one performance goal, participants in the bonus plan will be entitled to receive the portion of the target percentage allocated to the performance goal achieved. In the event that we do not achieve at least the minimum performance goals established, no award payment will be made.

Mr. Cole’s cash performance targets for 2013 were as follows: $2,175,000 was earned for our achievement of approximately $267.3 million of EBITDA. This EBITDA amount represents 145% of the targeted EBITDA, which was $238.0 million as established by the Board of Directors.

Under the 2013 amendment to Mr. Blumberg’s employment agreement, Mr. Blumberg was entitled to a total cash bonus amount of $500,000 related to the Company’s acquisitions of the Lee Cooper and Buffalo David Bitton brands.

Other than as set forth above, pursuant to the 2013 amendment to Mr. Blumberg’s employment agreement, Mr. Blumberg is no longer entitled to cash bonuses for Acquisitions. Also, the 2013 amendment narrows the definition of Acquisitions to exclude certain acquisitions that do not meet a minimum value threshold.

In 2013, Mr. Clamen received a discretionary cash bonus of $175,000, under the terms of his employment agreement. In 2013, Mr. Tarshis received a discretionary cash bonus of $200,000, under the terms of his employment agreement. These cash bonuses were recommended by our CEO to the compensation committee and were discretionary, up to 100% of their respective salaries, which limitation is superseded by the maximum amount available under the Company’s executive bonus program and any other bonus program generally applicable to senior executives of the Company. Messrs. Clamen and Tarshis have since left the Company, and no further amounts are due to them by the Company. In 2013, Mr. Schaefer did not receive a cash bonus.*

Equity-based Compensation

Equity-based compensation typically is awarded in the form of Performance Stock Units, or PSUs, Restricted Stock Units, or RSUs and shares of restricted stock.

PSUs

2008 PSUs

Mr. Cole is the only executive with PSUs that were granted in 2008, referred to as the 2008 PSUs. The last performance year for the 2008 PSUs was December 31, 2012. Of the 2008 PSUs, 60% of them were forfeited by Mr. Cole for the Company’s failure to meet the performance criteria, illustrating the difficulty of achieving these metrics.

2011 PSUs

Mr. Cole holds 2011 PSUs that were granted in 2011, as did Messrs. Clamen and Tarshis, referred to as the 2011 PSUs. The 2011 PSUs performance goals are as follows: 33 1/3% of the 2011 PSUs vest on the achievement of EBITDA Growth; 33 1/3% of the 2011 PSUs vest on the achievement of EPS Growth; and 33 1/3% of the 2011 PSUs vest on the achievement of Free Cash Flow of $125 Million or more.

With respect to the 2011 PSUs, the EBITDA Growth and EPS Growth performance metrics are measured in two ways: Absolute Growth and Relative Growth. The annual performance goals required for the 2011 PSUs to vest for the year ended December 31, 2013 were as follows:

Absolute Metrics

Performance Metric	Requirement
Target Absolute EBITDA Growth	EBITDA of $277.8 million
Threshold Absolute EBITDA Growth	EBITDA of $253.1 million
Target Absolute EPS Growth	EPS of $1.80
Threshold Absolute EPS Growth	EPS of $1.64

The compensation committee determined that the Absolute EBITDA Growth metric was achieved at 78.77% for the year ended December 31, 2013 and that the Absolute EPS Growth and Free Cash Flow was fully met for the year ended December 31, 2013. Additionally, the Company’s EPS Growth resulted in the Company paying out or catch up amount for December 31, 2012 EPS Growth.

*	In 2014, Messrs. Horowitz, Blumberg and Schaefer were awarded discretionary bonuses as follows: Mr. Horowitz—$500,000 cash bonus; Mr. Blumberg—$350,000 cash bonus and shares of the Company’s common stock with a value of $247,876; and Mr. Schaefer—$200,000 cash bonus. These awards are considered part of the 2014 compensation of Messrs. Horowitz, Blumberg and Schaefer and, therefore, are not reflected in any of the tables in this proxy statement.

The achievement of these 2011 PSU metrics resulted in Mr. Cole’s 2011 PSUs vesting as to 382,607 shares and Mr. Clamen’s 2011 PSUs vesting as to 24,233 shares. Mr. Tarshis ceased to be an executive officer in July 2013, and he forfeited his right to any additional vesting of PSUs or RSUs.

During our stockholder outreach, we learned that some of our stockholders believed that the performance metrics of our 2011 PSUs were not difficult to achieve. We note that this year only 78.77% of 2011 PSU’s available for vesting based on EBITDA Growth vested. All of the 2011 PSUs related to EPS Growth and Free Cash Flow vested because extraordinary performance metrics were achieved by the Company. In 2013, our stock price nearly doubled, we had a very strong EBITDA results as of year-end, completed two acquisitions and our management team has set the Company on track for future growth. There is a catch-up feature, whereby the 2011 PSUs that did not vest in prior periods are available for vesting in the future if the performance metrics are met. Our exemplary 2013 EPS performance resulted in the catch-up shares being vested in 2013 for the period ended December 31, 2012.

Relative Metrics

If the Absolute EPS or Absolute EBITDA metrics are not fully met, the compensation committee must determine whether the Relative Metrics have been met. The Relative EBITDA Growth and Relative EPS Growth performance metrics are determined by reference to where the Actual EBITDA Growth and Actual EPS Growth achieved by the Company during the performance period places the Company in the specified percentile listed with the group of companies determined by the compensation committee prior to the beginning of the relevant performance period. This peer group must be based on companies in GICS codes 25203010 (Apparel, Accessories and Luxury Goods) and 25203020 (Footwear) with comparable revenue and earnings levels, which are to be comprised of annual revenue between $100 million and $5 billion and EBITDA and EPS greater than zero in the most recent fiscal year.

Below is the relative performance peer group that was used to determine Relative EBITDA Growth and Relative EPS Growth performance metrics under our 2011 PSUs for 2013:

American Apparel, Inc.	G-III Apparel Group Ltd.	Ralph Lauren Corporation
Carter’s Inc.	Gildan Activewear Inc.	Rocky Brands, Inc.
Cherokee Inc.	Hanesbrands Inc.	Skechers U.S.A., Inc.
Columbia Sportswear Company	Lululemon athletic inc.	The Jones Group Inc.
Crocs, Inc.	Oxford Industries, Inc.	Under Armour, Inc.
Deckers Outdoor Corporation	Perry Ellis International, Inc.	Vera Bradley, Inc.
Delta Apparel, Inc.	PVH Corp.	Wolverine World Wide, Inc.
Exceed Company	Quicksilver, Inc.
Fossil, Inc.

Excluded from this group for the computation of the relative performance calculations were certain companies that did not meet the criteria for each of the specific performance metrics or that no longer filed public information.

2013 PSUs

We granted 2013 PSUs to Mr. Schaefer that vest as described in the section “Mr. Schaefer’s Performance Based Restricted Stock Award.” Mr. Blumberg received 2013 PSUs that vest as described in the section “Mr. Blumberg’s Performance Based Restricted Stock Awards.” None of Messrs. Cole, Clamen or Tarshis received any grants of 2013 PSUs. The Absolute Growth metrics for the 2013 PSUs are $125 million free cash flow, and, with respect to EBITDA and EPS, the Absolute Growth metrics are as follows:

Performance Metric	Requirement
Target Absolute EBITDA Growth	EBITDA of $238.5 million
Threshold Absolute EBITDA Growth	EBITDA of $227.7 million
Target Absolute EPS Growth	EPS of $1.67
Threshold Absolute EPS Growth	EPS of $1.60

The Relative Metrics have been calculated in the same way as the 2011 PSUs, as described above. As the performance metrics for Absolute EBITDA Growth and Absolute EPS Growth were fully achieved, there was no calculation based on the relative metrics for 2013.

Mr. Blumberg’s Performance Based Restricted Stock Awards

As Mr. Blumberg is our Executive Vice President, Head of Strategic Development, Mr. Blumberg’s PSUs have different performance metrics. In 2012 and pursuant to Mr. Blumberg’s 2012 employment contract, Mr. Blumberg was issued 37,800 shares of restricted stock subject to vesting based upon performance criteria related to acquisitions. For each of the first two Acquisitions, the restrictions on 10,000 of the shares would lapse and be deemed vested upon the closing of such acquisitions. For each of the third and fourth Acquisitions, the restrictions on 8,900 of the shares would lapse and be deemed vested. If the Company did not complete at least four Acquisitions on or before April 30, 2013 (which was extended to July 31, 2013 pursuant to the 2013 amendment to the agreement discussed below), the remainder of the unvested shares would be forfeited. Through July 31, 2013, the Company completed the four acquisitions and therefore all of such shares vested. All Acquisitions are approved by our Board of Directors. We believe this mitigates any risk related to Mr. Blumberg’s compensation upon completion of acquisitions.

An Acquisition under Mr. Blumberg’s 2012 employment agreement means any direct or indirect investment or acquisition by the Company in or of any entity, business, brand, trademark, or other asset, that closes during the term of the agreement, or, if there is a letter of intent or similar agreement, that closes within 90 days from the end of the term.

In February 2013, Mr. Blumberg’s contract was amended, herein referred to as the 2013 amendment. Under the 2013 amendment, Mr. Blumberg was awarded 200,000 PSUs that are subject to performance vesting, and are referred to as the 2013 PSUs. Of the 2013 PSUs, two thirds of them vest in three equal installments beginning on December 31, 2013 subject to the following performance criteria: 22.22% of the 2013 PSUs vest based on the achievement of EBITDA Growth; 22.22% of the 2013 PSUs vest based on the achievement of EPS Growth; and 22.22% of the 2013 PSUs vest based on the achievement of free cash flow. The goals for EBITDA Growth, EPS Growth and free cash flow are determined in the same manner as the 2011 PSUs. The remaining one third of the 2013 PSUs vest upon the closing of Acquisitions (for this purpose, the acquisition must have a value (as defined in the 2013 amendment) of $5 million) during the extension term, which is the period from February 2, 2013 through January 31, 2016, unless earlier terminated. If the Company closes Acquisitions with an aggregate value of $200 million or more, all of the PSUs will be deemed to be vested on January 31, 2016, subject to Mr. Blumberg’s continued employment. In 2013, 44,443 of the 2013 PSUs vested on achievement of the goals set forth above.

Mr. Schaefer’s Performance Based Restricted Stock Award

Under the terms of his employment agreement, Mr. Schaefer was awarded 41,640 PSUs that are subject to performance vesting and are referred to as the 2013 PSUs. Of the 2013 PSUs, they vest in four equal installments beginning on December 31, 2013 subject to the following performance criteria: 33 1/3% of the 2013 PSUs vest based on the achievement of EBITDA Growth; 33 1/3% of the 2013 PSUs vest based on the achievement of EPS Growth; and 33 1/3% of the 2013 PSUs vest based on the achievement of free cash flow. The goals for EBITDA Growth, EPS Growth and free cash flow are set forth above. In 2013, 5,949 2013 PSUs vested on achievement of the goals set forth above. Mr. Schaefer was granted PSUs only, and no RSUs which increases the percentage of his at risk compensation.

2011 RSUs

Each of Messrs. Cole, Clamen and Blumberg received 2011 RSUs, which vested at December 31, 2013 as noted below. Mr. Schaefer has not been granted RSUs.

	Total Number of 2011 RSUs Granted(1)	Number of Equal Installments	First Installment Vesting Date
Neil Cole	204,918	Three	12.31.2013
Warren Clamen	57,648	Three	12.31.2012
David Blumberg	50,000	Three	12.31.2013

(1)	Mr. Clamen forfeited his right to any further vesting of any RSUs following December 31, 2013, as he ceased to be an executive officer of the Company in March 2014. Mr. Tarshis ceased to be an executive officer of the Company in July 2013, and he therefore forfeited his unvested RSUs.

Stock Ownership

Ownership levels of common stock align stockholders’ and executives’ interests. Although the Company has not adopted stock ownership guidelines, as of December 31, 2013, the stock ownership of the named executive officers is considered exemplary as compared with best practices based on ISS’ Governance Risk Indicators—2013:

Name	2013 salary	ownership value as of 12/31/13	ownership compared to salary as of 12/31/13(1)	best practices
Neil Cole	$1,500,000	$113,171,521	75x	5-8x
Warren Clamen	$475,000	$4,186,841	9x	2-3x
David Blumberg	$550,000	$5,323,500	10x	2-3x
Jason Schaefer(2)	$400,000	N/A	N/A	2-3x

(1)	Table (i) does not include any unvested PSUs and (ii) does include unvested RSUs. As Mr. Tarshis was not employed by the Company at December 31, 2013, he is not included in this chart.
(2)	Mr. Schaefer joined the Company in 2013. Pursuant to most stock ownership policies, an executive is provided a period time over which to build up his or her stock ownership to be in compliance with a company’ s stock ownership guidelines.

Corporate Governance and Disclosure Changes

As previously noted, we adopted a Recoupment (Clawback) Policy in 2013. The clawback policy applies if there is restatement of our financial statements that is required, within the previous three years, to correct accounting errors due to material non-compliance with any financial reporting requirements under the federal securities laws. Each of the Company’s named executive officers have agreed to be bound by the policy and has acknowledged that the policy covers all outstanding incentive awards.

The new clawback policy applies retroactively to all previous award agreements with our named executive officers and supersedes any clawback provisions in such agreements.

We have also adopted an anti-hedging policy and have amended our Amended and Restated 2009 Equity Incentive Plan to prohibit share recycling, option repricing, cash buy-out of underwater options and paying dividends on unvested restricted stock.

Our Board adopted Corporate Governance Principles which provide, among other things, that the Board will nominate only a candidate who agrees to tender his or her irrevocable resignation promptly upon such person’s failure to receive the required vote for election or re-election. Such resignation shall be effective upon Board acceptance of such resignation.

In 2013, our Board approved amendments to our Insider Trading Policy in order to clarify and standardize the length of our trading window period.

Tax Deductibility and Accounting Ramifications

The compensation committee generally takes into account the various tax and accounting ramifications of compensation paid to our executives. When determining amounts of equity-based grants to executives the compensation committee also considers the accounting expense associated with the grants.

The Plan and our other plans, including the executive bonus plan, are intended to allow us to make awards to executive officers that are deductible under the Section 162(m) of the Code, which otherwise sets limits on the tax deductibility of compensation paid to a company’s most highly compensated executive officers. The compensation committee will continue to seek ways to limit the impact of Section 162(m). However, the compensation committee also believes that the tax deduction limitation should not compromise our ability to maintain incentive programs that support the compensation objectives discussed above or compromise our ability to attract and retain executive officers. Achieving these objectives and maintaining flexibility in this regard may therefore result in compensation that is not deductible by us for federal income tax purposes.

Assessment of Compensation-Related Risks

The compensation committee is responsible to assess the risks associated with the Company’s compensation practices, policies and programs. This assessment is performed to determine if such risks arising from such practices are appropriate or if they are reasonably likely to have a material adverse effect on the Company. The compensation committee performed this assessment and believes that, for 2013, the compensation policies did not incentivize our named executive officers to take unnecessary risks.

Summary

In summary, we believe that our mix of salary, cash incentives for short-term and long-term performance and the potential for additional equity ownership in our company motivates our management to produce significant returns for our stockholders. Moreover, we also believe that our compensation program strikes an appropriate balance between our interests and needs in operating and further developing our business and suitable compensation levels that can lead to the enhancement of stockholder value.

Compensation Committee Interlocks and Insider Participation

None of the directors on our compensation committee, or who served as a member of our compensation committee at any time during 2013, is or was formerly an officer or employee of the Company or had any relationship or related person transaction requiring disclosure under the rules of the Securities and Exchange Commission. During 2013, none of our executive officers served on the board of directors or the compensation

(or equivalent) committee of any other entity that has officers that serve on our Board of Directors or on our compensation committee. In addition, none of the members of our compensation committee were formerly, or during 2013, employed by us in the capacity as an officer or otherwise.

The members of our compensation committee are, and during 2013 were, Messrs. Cuneo, Emanuel and Friedman. Mr. Friedman currently serves as its chairperson.

Compensation Committee Report

The compensation committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis for 2013 appearing in this Report. Based on such reviews and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Report for filing with the SEC.

COMPENSATION COMMITTEE

Mark Friedman, Chairperson

Barry Emanuel

F. Peter Cuneo

SUMMARY COMPENSATION TABLE

The following table includes information for 2013, 2012 and 2011 with respect to our named executive officers.

Name and Principal Position	Year	Salary ($) (a)		Bonus ($) (b)		Stock Awards ($) (c)		Option Awards ($) (d)		Non-Equity Incentive Plan Compensation ($) (e)		Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (f)		All Other Compensation ($) (g)			Total ($) (h)
Neil Cole President and Chief Executive Officer	2013 2012 2011	$ $ $	1,500,000 1,500,000 1,000,000	$ $ $	— — 3,000,000	$ $ $	— — 31,646,207	$ $ $	— — —	$ $ $	2,175,000 1,625,000 1,725,000	$ $ $	— — —	$ $ $	59,354 54,358 53,575	(1) (1) (1)	$ $ $	3,734,354 3,179,358 37,424,782
Warren Clamen Executive Vice President and Chief Financial Officer(3)	2013 2012 2011	$ $ $	475,000 450,000 406,818	$ $ $	175,000 200,000 100,000	$ $ $	1,097,005 254,829 1,894,009	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	18,000 18,000 18,000	(2) (2) (2)	$ $ $	1,765,005 922,829 2,418,827
Andrew Tarshis Former Executive Vice President and General Counsel(4)	2013 2012 2011	$ $ $	316,667 450,000 406,818	$ $ $	200,000 250,000 150,000	$ $ $	200,005 254,829 2,542,002	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	12,000 18,000 18,000	(2) (2) (2)	$ $ $	728,672 972,829 3,116,820
David Blumberg Executive Vice President, Head of Strategic Development	2013 2012 2011	$ $ $	550,000 400,000 400,000	$ $ $	— — —	$ $ $	6,050,000 201,600 583,606	$ $ $	— — 295,234	$ $ $	500,000 500,000 500,000	$ $ $	— — —	$ $ $	18,000 18,000 18,000	(2) (2) (2)	$ $ $	7,118,000 1,119,600 1,796,840
Jason Schaefer Executive Vice President and General Counsel(5)	2013 2012 2011	$ $ $	131,667 — —	$ $ $	— — —	$ $ $	1,426,586 — —	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —	$ $ $	6,000 — —	(2)	$ $ $	1,564,252 — —

(a)	Salary includes, as applicable, base salary, pro-rated salaries for changes made to base salary during the year, as defined in the employment agreements.
(b)	Bonuses are fixed incentive and/or percentage incentive, as provided for in the applicable employment agreements or discretionary, as determined by the compensation committee. In June 2011 Mr. Cole received a cash bonus of $3,000,000 in connection with the execution of an amendment to his employment agreement. In 2013, Messrs. Clamen and Tarshis each received $175,000 and $200,000 respectively, under their respective employment agreements. In 2012, Messrs. Clamen and Tarshis received discretionary cash bonuses of $200,000 and $250,000, under their respective employment agreements. For 2011, Messrs. Clamen and Tarshis received discretionary cash bonuses of $100,000 and $150,000, respectively, under their respective employment agreements.
(c)	The amounts shown in this column represent the aggregate grant date fair value in 2013, 2012, and 2011 with respect to shares of restricted stock. See Note 6 to Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for a discussion for the relevant assumptions used in calculating grant date fair value. Approximately $10.6 million of 2008 PSUs were forfeited and cancelled at the end of December 31, 2012, as the performance metrics associated therewith were not achieved.
(d)	Option awards include, as applicable, Iconix options and equity-based compensation instruments that have option-like features, and amounts represent grant date fair value.
(e)

Non-equity incentive plan compensation represents the dollar value of all amounts earned during the fiscal year pursuant to non-equity incentive plans. For 2013, Mr. Cole received a cash performance-based bonus of $2,175,000, pursuant to his employment agreement and the Executive Incentive Bonus Plan. The performance target for 2013 was as follows: $2,175,000 was earned for our achievement of approximately $261.8 million of EBITDA, which represents 110% of the targeted EBITDA established by the Board of Directors. For 2012, Mr. Cole received cash performance-based bonuses of $1,125,000 and $500,000 for a total of $1,625,000, pursuant to his employment agreement and the Executive Incentive Bonus Plan. The performance targets for 2012 were as follows: $1,125,000 was earned for our achievement of approximately $217.0 million of EBITDA, which represents 75% of the targeted EBITDA established by the Board of Directors, and $500,000 based on the Company’s EBITDA margin of 61%, which puts the Company in the top 100th percentile of companies compiled in the Standard & Poors Small Cap Retailing Index for 2012. For 2011 , Mr. Cole received cash performance based bonuses of $1,225,000 and $500,000 for a total of $1,725,000, pursuant to his employment agreement and the Executive Incentive Bonus Plan. The performance targets for 2011 were as follows: $1,225,000 was earned for our achievement of approximately $229.6 million of EBITDA, which represents 122.5% of the targeted EBITDA established by the Board of Directors, and $500,000 based on the Company’s revenue growth of approximately 11%, which puts the Company in the upper 50th percentile of companies compiled in the Standard & Poors Small Cap Retailing Index for 2011. In accordance with SEC rules, the 2013, 2012 and 2011 performance-based cash bonuses paid to Mr. Cole have been reflected in this table under the Non-Equity Incentive Plan

Compensation column. Mr. Blumberg received cash payments of $500,000 in each of 2013, 2012 and 2011 for our consummation of the following: two acquisitions in 2013, each of which had a “value” (as defined in his employment agreement) of less than $30 million; one acquisition in 2012 which had a “value” of greater than $30 million; and two acquisitions in 2011 each of which had a “value” of less than $30 million.
(f)	Change in pension value and non-qualified deferred compensation earnings represents the aggregate increase in actuarial value to the named executive officer of all defined benefit and actuarial plans accrued during the year and earnings on non-qualified deferred compensation. There were no defined benefit plans, actuarial plans, or non-qualified deferred compensation for 2013, 2012 or 2011.
(g)	All other compensation includes, as applicable, car allowances and life insurance premiums (see the list of perquisites in footnotes (1) and (2) below).
(h)	Total compensation represents all compensation from us earned by the named executive officer for the year.
(1)	Represents premiums paid by us on a life insurance policy for the benefit of the beneficiaries of Mr. Cole, as well as a car allowance.
(2)	Represents amounts paid by us for executives’ car allowances.
(3)	Mr. Clamen ceased to be an executive officer of the Company in March 2014. Prior to March 2014, Mr. Clamen had served as our chief financial officer since March 2005.
(4)	Mr. Tarshis ceased to be an executive officer of the Company in July 2013. Prior to July 2013, Mr. Tarshis had served as our executive vice president and general counsel since September 2006.
(5)	Mr. Schaefer joined the Company in September 2013.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) ($)	Closing Price of Common Stock Units on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neil Cole(1)	—	—	—	—	—	—	—	—		—	—	—	—
Warren Clamen(2)	5/30/13	—	—	—	—	—	—	6,603		—	—	$30.29	$200,005
	7/1/13	—	—	—	—	30,000	—	—		—	—	$29.90	$897,000
Andrew Tarshis(3)	5/30/13	—	—	—	—	—	—	6,603		—	—	$30.29	$200,005
David Blumberg	2/15/13	—	—	—	—	200,000	—	50,000	(4)	—	—	$24.20	$6,050,000
Jason Schaefer	9/9/13	—	—	—	—	41,640	—	—		—	—	$34.26	$1,426,586

(1)	See the Narrative Disclosure to the Summary Compensation Table and Plan-Based Awards Table for a discussion of Mr. Cole’s cash bonuses. Mr. Cole received no grants of plan-based awards in 2013.
(2)	Mr. Clamen ceased to be an executive officer of the Company in March 2014.
(3)	Mr. Tarshis ceased to be an executive officer of the Company in July 2013.
(4)	Represents vesting of shares pursuant to RSU vesting.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND PLAN-BASED AWARDS TABLE

Employment Agreements

The compensation committee determines the compensation, including related terms of employment agreements with us for those who have them, for each of the named executive officers. For a discussion of performance metrics, please see the discussion under “Compensation Discussion and Analysis.”

Neil Cole

On January 28, 2008, we entered into an employment agreement, effective as of January 1, 2008, as amended on May 21, 2008, December 24, 2008 (referred to as the original employment agreement) and June 17, 2011 (referred to as the June 2011 amendment), with Neil Cole, chairman of the board, president and chief executive officer. This employment agreement, as amended through June 17, 2011, is referred to as the “employment agreement.” Pursuant to the June 2011 amendment, the current term of the employment agreement commenced on June 17, 2011, and will continue until December 31, 2015, unless further extended or earlier terminated as provided for in the employment agreement.

Consistent with our philosophy on executive compensation, Mr. Cole’s employment agreement provides that a substantial portion of his compensation be provided in the form of long-term equity incentives, including performance stock incentives that vest upon the achievement of specific metrics defined in the agreement, particularly, growth in EBITDA, market capitalization and stock price as measured by targets to be established and certified by the compensation committee.

In connection with negotiating the employment agreement (including certain amendments thereto) with Mr. Cole, the compensation committee retained JFR as its outside compensation consulting firm to provide advice. In connection with the June 2011 amendment, assisting the compensation committee, JFR performed market research as to compensation levels in similarly capitalized companies in the industry, as well as companies that had achieved similar growth. As various aspects of our business, operations and management are unique, the compensation committee utilized the JFR research as one resource, rather than a stand-alone tool, in assessing the appropriate level of compensation and other terms under Mr. Cole’s employment agreement, including the June 2011 amendment.

RSUs and PSUs

Under the June 2011 amendment, Mr. Cole was entitled to an annual base salary of $1,500,000 for the year ended December 31, 2013. Mr. Cole is entitled to such increases (but not decreases) as may be determined by the Board from time to time, and there was no increase for 2013. In connection with the June 2011 amendment, Mr. Cole received an extension signing bonus of $3,000,000.

Pursuant to the terms of the original employment agreement, Mr. Cole was granted 1,181,684 time-vested restricted common stock units, or 2008 RSUs, and 787,789 performance-based restricted common stock units, or 2008 PSUs, under our 2006 Equity Incentive Plan and 2009 Equity Incentive Plan. The 2008 RSUs vested in five substantially equal annual installments, the first of which occurred on December 31, 2008. The 2008 PSUs were subject to vesting in four equal annual installments based on our achievement of the following performance goals: 50% was tied to the achievement of EBITDA growth, 25% was tied to the achievement of market cap growth, and 25% was tied to the achievement of stock price growth. Both grants were subject to forfeiture or acceleration upon the termination of Mr. Cole’s employment under certain circumstances. In addition, Mr. Cole’s ability to sell or otherwise transfer the common stock underlying the 2008 RSUs and the 2008 PSUs while he is employed by us is subject to certain stock ownership requirements. See “Compensation Discuss and Analysis—2008 PSUs” for a discussion of performance criteria for the 2008 PSUs.

Pursuant to the June 2011 amendment, Mr. Cole was granted 204,918 time-vested 2011 RSUs and 1,219,945 2011 PSUs. The 2011 RSUs will vest in three substantially equal annual installments, the first of which vested on December 31, 2013, subject to Mr. Cole’s continuous employment with us on the applicable vesting date. The 2011 PSUs vest based on our achievement of certain designated performance goals during the four fiscal years beginning with the fiscal year ended December 31, 2012. These goals are based on EBITDA (33 1/3% of PSUs), diluted earnings per share excluding extraordinary items (33 1/3% of PSUs) and free cash flow (33 1/3% of PSUs). For a discussion of performance metrics and achievement of such metrics for 2013, see “Compensation Discussion and Analysis—Equity-Based Compensation—PSUs.”

See “Compensation Discuss and Analysis—2011 PSUs” for a discussion of the performance criteria for the 2011 PSUs. Both the 2011 RSUs and 2011 PSUs are subject to forfeiture upon the termination of Mr. Cole’s employment under certain circumstances. Both the 2011 RSUs and the 2011 PSUs are subject to the terms and conditions of the 2009 Equity Plan and the respective award agreements. The June 2011 amendment provides that the original employment agreement shall continue in full force and effect unamended, except to the extent amended by the June 2011 amendment.

On December 24, 2008, we entered into an agreement with Mr. Cole which amended his original employment agreement and the related 2008 RSU agreement to provide, among other things for the deferral of the issuance to Mr. Cole of the 1,181,684 shares of our common stock to which he is entitled to receive under the 2008 RSUs granted to him under the original employment agreement until the earlier of (i) the date Mr. Cole is no longer employed by either (a) us or (b) any corporation or other entity owning, directly or indirectly, 50% or more of our outstanding common stock, or in which we or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a change in control (as defined in the employment agreement). In consideration of Mr. Cole’s agreement to delay the distribution to him of such shares of our common stock to which he will be entitled to receive under the 2008 RSUs as noted above, the agreement also provided for the award to Mr. Cole of an annual cash bonus to be granted under our executive incentive bonus plan. This bonus feature terminated with the year ended December 31, 2012.

Salary and Other Benefits

Mr. Cole is also entitled to various benefits, including benefits available to our other senior executives and certain automobile, air travel and life insurance benefits pursuant to the employment agreement.

In addition to his salary and benefits, Mr. Cole is eligible to receive an additional annual cash bonus for each completed calendar year, including as a performance goal thereunder the targets specified in the employment agreement. This cash bonus could not exceed 150% of Mr. Cole’s base salary for the year ended December 31, 2011 and cannot exceed 200% of his base salary for each fiscal year of the term the employment agreement ended after December 31, 2011. The bonus shall be a percentage of the base salary determined based on the level of our consolidated earnings before interest, taxes, depreciation and amortization of fixed assets and intangible assets achieved for such year against a target level established for such year by the compensation committee of our board of directors, in the compensation committee’s sole discretion, but with prior consultation with Mr. Cole, as follows:

For the fiscal year ended December 31, 2011:

Annual Level of Targeted EBITDA Achieved	% of Base Salary
less than 80%	0%
80% (threshold)	50%
90%	75%
100% (target)	100%
105%	110%
110%	122.5%
115%	135%
120% or more (maximum)	150%

For fiscal years ended after December 31, 2011:

Annual Level of Targeted EBITDA Achieved	% of Base Salary
less than 80%	0%
80% (threshold)	50%
90%	75%
100% (target)	100%
105%	120%
110%	145%
115%	170%
120% or more (maximum)	200%

Mr. Cole’s annual bonus, if earned, will be paid in a lump sum cash payment in the calendar year following the calendar year for which such bonus is earned.

Termination Provisions

Under Mr. Cole’s employment agreement, if we terminate Mr. Cole’s employment for “cause” or if Mr. Cole terminates his employment without “good reason,” he will receive his earned and/or accrued but unpaid compensation, other than any bonus compensation, then due to him and shares of common stock in respect of any of his already vested 2011 RSUs and 2011 PSUs. If we terminate Mr. Cole’s employment without cause or if Mr. Cole terminates his employment for good reason, he will receive, in addition to the foregoing, an amount equal to two times his base salary then in effect plus any previously earned but unpaid annual bonus for a prior fiscal year and a pro-rata portion of the annual bonus for the year of termination. In addition, that portion of his 2011 PSUs subject to vesting in the year of termination based on performance goals achieved as of the date of termination, and 75% of his unvested 2011 RSUs, will vest. If his employment is terminated by us without cause or by him for good reason within 12 months of a change in control, the amount of his base salary-related payment will increase to three times, instead of two times, his base salary then in effect. On a change in control, any remaining unvested 2011 PSUs and 2011 RSUs shall vest immediately.

If Mr. Cole’s employment terminates as a result of his disability or death, he or his estate will be entitled to any previously earned and unpaid compensation then due to him plus any previously earned but unpaid annual bonus for the prior fiscal year and a pro-rata portion of the annual bonus for the year of such termination. In addition, in respect of termination as result of a disability, that portion of his 2011 PSUs subject to vesting in the year of termination based on performance goals achieved as of the date of termination, and 50% of his unvested 2011 RSUs, will vest. In respect of a termination as a result of death, 100% of the remaining unvested 2011 PSUs and 2011 RSUs shall vest.

The employment agreement with Mr. Cole also contains certain non-competition and non-solicitation covenants restricting certain activities for periods equal to the term of the agreement and any renewal period plus one and two years, respectively, after the agreement is terminated for any reason.

David Blumberg

On February 26, 2009, we entered into an employment agreement with Mr. David Blumberg, effective as of January 1, 2009 (referred to as the 2009 employment agreement), that provided for the employment of Mr. Blumberg as our Head of Strategic Development for a three-year term. From November 2006 until the commencement of his employment with us in 2009, Mr. Blumberg provided consulting services to us.

Pursuant to the 2009 employment agreement, Mr. Blumberg was entitled to an annual base salary of not less than $400,000. In addition, Mr. Blumberg was entitled to payments after the closing by us or our subsidiaries of an “acquisition” (as defined in the 2009 employment agreement) in or of any entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset during the term of the 2009 employment agreement and, under certain circumstances, for a 90 day period after termination of the 2009 employment agreement. Subject to an annual acquisition payment cap of 2.5 times his then current base salary, Mr. Blumberg was to receive $500,000 for acquisitions that had a “value” (as defined in the 2009 employment agreement), of $30 million or more and $250,000 for acquisitions with a lesser “value.” Under Mr. Blumberg’s 2009 employment agreement, the value of an acquisition generally meant the projected gross revenue stream to be derived by us from such acquisition during the first complete year following the closing of the acquisition.

In addition, under the 2009 employment agreement Mr. Blumberg was also entitled to receive an award of up to 107,476 shares of our common stock, referred to as the award shares. For each acquisition that closed during a calendar year, one sixth of the shares would vest at the end of such calendar year subject to an annual vesting cap specified in the 2009 employment agreement. On December 31, 2011 and 2010, a total of 35,826 and 17,913, respectively, of the award shares were granted to Mr. Blumberg and vested pursuant to the 2009 employment agreement. Mr. Blumberg is also entitled to various benefits, including benefits available to our other senior employees including an automobile allowance and certain life insurance and medical and dental benefits.

If Mr. Blumberg’s 2009 employment were terminated by us for “cause” or by him without “good reason” (each as defined in the 2009 employment agreement), he would have received his earned and unpaid base salary through the date of termination and shares of common stock in respect of any already vested stock awards, including award shares, or, if the award shares had not been granted, the vested portion of the alternate payment described below. In addition, subject to the acquisition cap, Mr. Blumberg would have received the acquisition payment for any acquisition that closed within 90 days of his termination. If his employment were terminated by us without cause or by him for good reason, he would have received, in addition to the foregoing, an amount equal to his base salary for the remaining 2009 agreement term plus any earned but unpaid annual bonus for a prior year or other completed period (the prior year bonus) and any unvested portion of his stock award would have vested. In addition, subject to the acquisition cap, he would have received the acquisition payment for any acquisition that closed within 90 days of such termination. If his employment was terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the 2009 employment agreement), in addition to the foregoing payments he would have received had he been terminated without a change of control, he would also have received an amount equal to equal to $100 less than three (3) times the greater of (i) $400,000 or (ii) the average of the annual cash compensation received by him on or after January 1, 2009 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Internal Revenue Code) subject to an “excess parachute” payment limitation (as defined in Section 280G). Annual cash compensation includes base salary plus any acquisition payments and acquisition bonus payments paid to him. If Mr. Blumberg’s employment had terminated as a result of his disability or death, he or his estate would have been entitled to any earned and unpaid base salary, any prior year bonus, any unvested portion of his stock award (which would have vested) and, subject to the acquisition cap, the acquisition payment for any acquisition that closed within 90 days of the date of death or disability.

On March 5, 2012, we entered into a new employment agreement with Mr. David Blumberg, effective as of January 1, 2012 (referred to as the 2012 employment agreement), that provided for the employment of Mr. Blumberg as our Head of Strategic Development for a slightly greater than one-year term. The 2012 employment agreement replaced the 2009 employment agreement and provided for the continued employment of Mr. Blumberg until January 31, 2013.

Under the 2012 employment agreement, Mr. Blumberg was entitled to an annual base salary of not less than $400,000 and he was eligible to receive cash bonuses based on the achievement of certain designated performance goals related to acquisitions. In addition, Mr. Blumberg was granted an award of 37,800 performance-based restricted shares of the Company’s common stock, subject to vesting upon the closing of eligible acquisitions (as defined in the 2012 employment agreement) during the term of the 2012 employment agreement. The 2012 employment agreement provided for no other share-based awards. The other terms and conditions of the 2012 employment agreement are materially consistent with the 2009 employment agreement. For a discussion of performance goals and what Mr. Blumberg received for 2012, see “Compensation Discussion and Analysis—Mr. Blumberg’s Performance Based Restricted Stock Awards and—Cash Bonus Compensation.”

In February 2013, we entered into an amendment to the 2012 employment agreement, effective as of February 1, 2013 (referred to as the 2013 amendment), that provides for the employment of Mr. Blumberg as our Head of Strategic Development through January 31, 2016. Pursuant to the 2013 amendment, Mr. Blumberg is entitled to an annual base salary that is not less than $550,000. In addition, Mr. Blumberg was granted an award of 50,000 time-vested restricted stock units which vest in three equal annual installments on December 31, 2013, 2014 and 2015, subject to Mr. Blumberg’s continued employment on the applicable vesting date. Mr. Blumberg also received 200,000 performance-based restricted shares of the Company’s common stock, subject to vesting upon the closing of eligible acquisitions during the term of the 2013 amendment and the attainment of specified levels of EBITDA, adjusted earnings per share (diluted) and free cash flow. For a description of these performance goals, see “Compensation Discussion and Analysis—Mr. Blumberg’s Performance Based Restricted Stock Awards” and—“Cash Bonus Compensation.” Both the RSUs and PSUs granted to Mr. Blumberg are subject to forfeiture upon the termination of the executive’s employment under certain circumstances. Upon a change in control, all of Mr. Blumberg’s unvested PSUs and RSUs shall vest. Upon termination for death or disability, all of Mr. Blumberg’s unvested PSUs and RSUs shall vest. Upon termination by the Company for cause or the executive without good reason, Mr. Blumberg’s unvested RSUs and PSUs shall be forfeited. Upon termination by the Company without cause or by the executive with good reason, that portion of Mr. Blumberg’s PSUs subject to vesting in the year of termination based on performance goals achieved as of the termination, and all of Mr. Blumberg’s unvested RSUs, shall vest. Additionally, pursuant to the 2013 amendment, Mr. Blumberg is no longer entitled to cash bonuses upon closing of acquisitions, with certain exceptions, including with respect to any acquisition of a target acquisition company (as defined in the 2013 amendment) if such acquisitions close after entering into the 2013 amendment, and prior to July 31, 2013. Of the maximum $750,00 aggregate cash bonus achievable with respect to acquisitions, Mr. Blumberg earned $500,000. Following July 2013, Mr. Blumberg is no longer entitled to cash payments for Acquisitions. All Acquisitions are approved by our Board of Directors. We believe this mitigates any risk related to Mr. Blumberg’s compensation upon completion of acquisitions.

Jason Schaefer

On August 19, 2013, we entered into an employment agreement with Mr. Jason Schaefer that provides for the employment of Mr. Schaefer as our Executive Vice President and General Counsel for a term commencing September 9, 2013 (the “Commencement Date”) and continuing until December 31, 2016.

Pursuant to the employment agreement, Mr. Schaefer is entitled to an annual base salary of not less than $400,000.

Under the employment agreement, Mr. Schaefer is entitled to participate in our executive bonus program and is eligible to receive bonuses of up to 100% of his base salary (such amount to be prorated for the period from the Commencement Date through December 31, 2013) or such maximum amount available under any executive bonus program generally applicable to our senior executives. Mr. Schaefer did not receive a discretionary bonus in 2013.

Mr. Schaefer is also entitled to various benefits, including benefits available to our other senior executives and certain automobile benefits.

In addition, pursuant to the employment agreement, Mr. Schaefer was granted an award of 41,640 PSUs of which 5,949 shares underlying such PSUs vested as of December 31, 2013 as follows: 1,983 shares vested based on achievement of EBITDA of $267.2, 1,983 shares vested based on achievement of $1.67 diluted earnings per share, and 1,983 vested based on achievement of $125 million of free cash flow. Additionally, 11,897 PSUs may vest on each of December 31, 2014, 2015 and 2016, respectively, subject to the achievement of EBITDA, diluted earnings per share and free cash flow performance metrics for those years.

If Mr. Schaefer’s employment is terminated by us for “cause” or by him without “good reason” (each as defined in the original employment agreement), he would receive his earned and unpaid base salary through the date of termination. If his employment is terminated by us without cause or by him for good reason, he would receive, in addition to the foregoing, an amount equal to his base salary for the remaining agreement term of the agreement plus any earned but unpaid annual bonus for a prior year or completed period (the prior year bonus). If his employment is terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the employment agreement), he would also receive an amount equal to $100 less than three (3) times the average of the annual cash compensation received by him on or after April 2, 2012 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Internal Revenue Code) subject to an “excess parachute” payment limitation (as defined in Section 280G). Annual cash compensation includes base salary plus any bonus payments paid to him.

The PSUs granted to Mr. Schaefer are subject to forfeiture upon the termination of his employment under certain circumstances. Upon a change in control, all of Mr. Schaefer’s unvested PSUs shall vest. Upon termination for death or disability, all of Mr. Schaefer’s unvested PSUs shall vest. Upon termination by us for cause or by Mr. Schaefer without good reason, his unvested PSUs shall be forfeited. Upon termination by us without cause or by Mr. Schaefer with good reason, that portion of his PSUs subject to vesting in the year of termination based on performance goals achieved as of the termination shall vest.

The Schaefer employment agreement also contains confidentiality provisions and non-competition and non-solicitation provisions for a specified period.

Warren Clamen and Andrew Tarshis

On October 7, 2011, we entered into amendments of the employment agreements dated November 11, 2008, with each of the following executive officers, each of whom is no longer serving as an executive officer of the Company: (i) Andrew Tarshis (this employment agreement, as amended through October 7, 2011, is referred to as the Tarshis employment agreement) and (ii) Warren Clamen (this employment agreement, as amended through October 7, 2011, is referred to as the Clamen employment agreement and, together with the Tarshis employment agreement, the Clamen/Tarshis employment agreements, and each of Mr. Tarshis and Mr. Clamen are referred to in the description of the Clamen/Tarshis employment agreements below as an executive). The Clamen/Tarshis employment agreements provided for the employment of Mr. Tarshis as our executive vice president and general counsel through December 31, 2015 and of Mr. Clamen as our executive vice president and chief financial officer through December 31, 2013.

Under the Clamen employment agreement, Mr. Clamen was entitled to an annual base salary of not less than $450,000 from November 11, 2011 through December 2012 and $475,000 during 2013. Under the Tarshis employment agreement, Mr. Tarshis was entitled to an annual base salary of not less than $450,000 from November 11, 2011 through December 2012 and $475,000, $500,000 and $525,000, during 2013, 2014 and 2015. In addition, each executive was entitled to participate in our executive bonus program and was eligible to receive bonuses of up to 100% of his base salary or such maximum amount available under any executive bonus program generally applicable to our senior executives.

Pursuant to the terms of the Clamen/Tarshis employment agreements, in 2011, Mr. Clamen and Mr. Tarshis received 4,581 shares and 6,871 shares, respectively, of our common stock. In 2012, each executive received 13,405 restricted shares of our common stock, all of which vested immediately. In 2013, Messrs. Clamen and Tarshis received 6,603 and 8,254 shares of restricted stock, respectively. Each executive was also entitled to various benefits, including benefits available to our other senior executives and certain automobile, life insurance and medical benefits.

In addition, pursuant to the Clamen/Tarshis employment agreements, (i) Mr. Clamen was granted an award of 57,648 time-vested 2011 RSUs of the Company’s common stock, which were scheduled to vest in three equal annual installments on December 31, 2012, 2013 and 2014, and an award of 57,648 performance-based 2011 PSUs and (ii) Mr. Tarshis received an award of 76,864 2011 RSUs of the Company’s common stock, which were scheduled to vest in four equal annual installments on December 31 of 2012, 2013, 2014 and 2015, and an award of 76,864 PSUs. Under the Clamen/Tarshis employment agreements, the 2011 RSUs were subject to each executive’s continuous employment with the Company on the applicable vesting date, and were also subject to acceleration under certain circumstances. The 2011 PSUs were subject to vesting based on the Company’s achievement of certain designated performance goals. Both the 2011 RSUs and 2011 PSUs were subject to forfeiture upon the termination of the executive’s employment under certain circumstances. Upon a change in control, any unvested 2011 PSUs and 2011 RSUs were subject to vesting. Upon termination for death or disability, any unvested 2011 PSUs and 2011 RSUs were subject to vesting. Upon termination by the Company for cause or the executive without good reason, unvested 2011 RSUs and 2011 PSUs would be forfeited. Upon termination by the Company without cause or by the executive with good reason, that portion of the 2011 PSUs subject to vesting in the year of termination based on performance goals achieved as of the termination, and any unvested 2011 RSUs, would vest. Additionally, if Mr. Clamen’s employment agreement was not renewed at the end of its term for at least a year, any remaining unvested 2011 PSUs and 2011 RSUs would vest, which they did. The performance goals for the 2011 PSUs are related to the achievement of EBITDA growth, diluted earnings per share growth and Free Cash Flow and the performance goals for 2013 are discussed in “Compensation Discussion & Analysis—2011 PSUs.”

Under the Clamen/Tarshis employment agreements, if the executive’s employment were to have been terminated by us for “cause” or by the executive without “good reason” (as defined in the Clamen/Tarshis employment agreements), he would have received his earned and unpaid base salary through the date of termination and shares of common stock in respect of any of his already vested stock awards. If an executive’s employment were to have been terminated by us without cause or by the executive for good reason, he would have received, in addition to the foregoing, an amount equal to his applicable base salary for the remaining term of the Clamen/Tarshis employment agreement plus any earned but unpaid annual bonus for a prior year (“prior year bonus”) and a pro-rata portion of any bonus for the year of termination (“pro rata bonus”). In addition, any unvested portion of his stock award would have vested. If the employment of an executive were to have been terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the Clamen/Tarshis employment agreements), in addition to the foregoing payments he would also have received an amount equal to $100 less than three times the executive’s “annualized includable compensation for the base period” (as defined in the Internal Revenue Code). If an executive’s employment terminated as a result of his disability or death, the executive or his estate would have been entitled to any earned and unpaid base salary, plus any prior year bonus and pro rata bonus. In addition, any unvested portion of his stock award would have vested.

The Clamen/Tarshis employment agreements also contained confidentiality provisions. Mr. Tarshis ceased to be an executive officer of the Company in July 2013 and Mr. Clamen ceased to be to be an executive officer of the Company in March 2014. There are no further payments due or owing to either Mr. Tarshis or Mr. Clamen.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to outstanding equity-based awards at December 31, 2013 for our named executive officers. Andrew Tarshis ceased to be an executive officer of the Company in July 2013, and therefore is not included in the chart.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exerciseable	Number of Securities Underlying Unexercised Options Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Date of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)	(#)	($)		(#)		($)	(#)		($)
Neil Cole(1)	800,000	—	—	4.62	3/29/2015	68,306	12/31/2014	2,711,748	24,041	(2)	954,427
	200,000	—	—	10.00	12/28/2015	68,306	12/31/2015	2,711,748	341,530		13,558,741
	—	—	—	—	—	—	—	—	341,530		13,558,741

Warren Clamen	—	—	—	—	—	19,216	12/31/2014	762,875	1,304		$51,769
	—	—	—	—	—	6,702	10/17/2014	266, 069	19,216		762,875
	—	—	—	—	—	3,302	5/30/2014	131,089	—		—
	—	—	—	—	—	3,301	5/30/2015	131,050	—		—
	—	—	—	—	—	—	—	—	25,800		1,024,260

David Blumberg	30,000	—	—	20.18	3/9/2017	16,667	12/31/2014	661,680	77,778		3,087,787
	55,000	—	—	20.40	3/30/2017	16,667	12/31/2014	661,680	77,778		3,087,787
	55,000	—	—	23.66	10/3/2014	—	—	—	—		—
	30,000	—	—	20.02	12/17/2014	—	—	—	—		—
	20,000	—	—	13.87	10/2/2015	—	—	—	—		—
	15,000	—	—	17.16	9/21/2019	—	—	—	—		—
	15,000	—	—	11.66	10/29/2014	—	—	—	—		—
	15,000	—	—	16.33	6/3/2015	—	—	—	—		—
	15,000	—	—	22.51	4/26/2016	—	—	—	—		—
	15,000	—	—	18.36	10/26/2016

Jason Schaefer	—	—	—		—	—	—	—
	—	—	—		—	—	—	—	11,897		472,311
	—	—	—		—	—	—	—	11,897		472,311
	—	—	—		—	—	—	—	11,897		472,311

(1)	Mr. Cole was granted 1,181,684 2008 RSUs, and 571,150 2008 PSUs, on February 19, 2008 pursuant to his employment agreement with us. On December 24, 2008, Mr. Cole agreed, in an amendment to his employment agreement, to defer the issuance of 1,181,684 shares of common stock underlying the 2008 RSUs until the earlier of (i) the date Mr. Cole is no longer employed by either (a) us or (b) any corporation or other entity owning, directly or indirectly, 50% or more of our outstanding common stock, or in which we or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a change in control (as defined in the employment agreement). In consideration of Mr. Cole’s agreement to delay the distribution to him of such shares of our common stock to which he will be entitled to receive under the 2008 RSUs as noted above, the agreement also provided for an annual cash bonus to be granted to Mr. Cole under our executive incentive bonus plan. The last of these annual cash bonuses were paid for the year ended December 31, 2012. The 1,181,684 2008 RSUs vested in five substantially equal installments on each December 31st, beginning on December 31, 2008, ending on December 31, 2012. The delivery of the shares underlying such RSUs has been deferred as described above. Mr. Cole was granted 204,918 2011 RSUs and 1,219,945 2011 PSUs on June 17, 2011 pursuant to the June 2011 amendment to his employment agreement with us.
(2)	As noted above, Mr. Cole was granted 1,181,684 2008 RSUs and 571,150 2008 PSUs on February 19, 2008 pursuant to his 2008 employment agreement with us. At that time he was also entitled to receive an additional 216,639 2008 PSUs under his 2008 employment agreement. On May 21, 2008, Mr. Cole entered into an agreement with us that provided for the rescission of 256,034 of the previously granted 571,150 2008 PSUs, which rescinded PSUs were then added to 216,639 additional 2008 PSUs he was entitled to under his employment agreement (a total of 472,673 2008 PSUs). These 472,673 2008 PSUs were granted to Mr. Cole in 2009. As noted above, Mr. Cole was granted 204,918 2011 RSUs and 1,219,945 2011 PSUs on June 17, 2011 pursuant to an amendment to his employment agreement with us. In 2014, the Compensation Committee determined that the 78.77% of the EBITDA, and 100% of the diluted earnings per share and free cash flow metrics were achieved, which resulted in the vesting of a total of 382,607 shares underlying PSUs. The performance metrics are more fully described in the “Compensation Discussion and Analysis.” In 2013, the Compensation Committee determined that for 2012, none of the 2008 PSUs were earned and such 2008 PSUs were forfeited. In 2012, the Compensation Committee determined that the $227.8 million EBITDA target was achieved, and, therefore, Mr. Cole earned 78,779 of the 157,558 2008 PSUs that he was eligible to earn for the year ended December 31, 2011. The other performance goals for the 2008 PSUs involving market capitalization and share price were not achieved with respect to the years ended December 31, 2012, 2011 and 2010.

Grant dates and vesting dates for all outstanding equity awards at December 31, 2013 are as follows:

Name	Number of Securities Underlying Unvested Restricted Stock(1) (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Grant Date	Vesting Date	Expiration Date of Options Exercisable
Neil Cole	—	800,000	3/29/2005	3/29/2005	3/29/2015
	—	200,000	12/28/2005	12/28/2005	12/28/2015
	24,041	—	6/17/2011	12/31/2013	—
	68,306	—	6/17/2011	12/31/2014	—
	341,530	—	6/17/2011	12/31/2014	—
	68,306	—	6/17/2011	12/31/2015	—
	341,530	—	6/17/2011	12/31/2015	—

Warren Clamen(2)	19,216	—	10/7/2011	12/31/2014	—
	19,216	—	10/7/2011	12/31/2014	—
	1,404	—	10/7/2011	12/31/2013	—
	6,702	—	10/17/2012	10/17/2014	—
	3,302	—	5/30/2013	5/30/2014	—
	3,301	—	5/30/2013	5/30/2015	—
	8,400	—	7/1/2013	12/31/2014	—
	8,400	—	7/1/2013	12/31/2015	—
	9,000	—	7/1/2013	12/31/2016	—

David Blumberg	—	30,000	3/9/2007	3/9/2007	3/9/2017
	—	55,000	3/30/2007	3/30/2007	3/30/2017
	—	55,000	10/3/2007	10/3/2007	10/3/2014
	—	30,000	12/17/2007	12/17/2007	12/17/2014
	—	20,000	10/2/2008	10/2/2008	10/2/2015
	—	15,000	9/22/2009	9/22/2009	9/21/2019
	—	15,000	10/30/2009	10/30/2009	10/29/2014
	—	15,000	6/3/2010	6/3/2010	6/3/2015
	—	15,000	4/26/2011	4/26/2011	4/26/2016
	—	15,000	10/26/2011	10/26/2011	10/26/2016
	77,778	—	2/15/2013	12/31/2014	—
	16,667	—	2/15/2013	12/31/2014	—
	77,778	—	2/15/2013	12/31/2015	—
	16,667	—	2/15/2013	12/31/2015	—

Jason Schaefer	11,897	—	9/9/2013	12/31/2014	—
	11,897	—	9/9/2013	12/31/2015	—
	11,897	—	9/9/2013	12/31/2016	—

(1)	Includes both restricted stock and performance-based awards.
(2)	Mr. Clamen ceased to be an executive officer of the Company in March 2014.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercise of options and vesting of restricted stock held by our named executive officers during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Neil Cole(3)	—	—	68,306	$2,711,748
	—	—	227,687	9,039,174
	—	—	89,802	3,565,139
	—	—	65,118	2,585,185

Warren Clamen(4)	—	—	2,290	$59,059
	—	—	6,703	217,579
	—	—	19,216	762,875
	—	—	12,819	508,901
	—	—	5,021	199,334
	—	—	6,409	254,437
			4,200	166,740

Andrew Tarshis(5)	—	—	2,290	$59,059

David Blumberg(6)	—	—	16,667	$661,680
	—	—	44,444	1,764,427

Jason Schaefer(7)	—	—	5,949	$236,175

(1)	The number of shares reflects the gross amount issued upon the exercise of the options and does not give effect to the withholding of a portion of the shares by us to satisfy certain withholding tax liability of the person exercising the options.
(2)	Included in this column is the aggregate dollar amount realized by the named executive officer upon exercise of the options.
(3)	Includes 68,306 shares of common stock underlying 2011 RSUs that vested on December 31, 2013 and 382,607 shares of common stock underlying 2011 PSUs that were deemed earned by the compensation committee for the year ended December 31, 2013 as more fully discussed in footnote 2 to the table of Outstanding Equity Awards at Fiscal Year-End and “Compensation Discussion and Analysis—2011 PSUs.”
(4)	Includes 19,216 shares of common stock underlying the 2011 RSUs that vested on December 31, 2013 and 24,233 shares of common stock underlying the 2011 PSUs that were deemed earned by the compensation committee for the year ended December 31, 2013 as more fully discussed in “Compensation Discussion and Analysis—2011 PSUs.” Also includes a discretionary grants of 2,290 and 6,703 shares of restricted stock and 4,200 shares granted pursuant to the executive PSU program based on EBITDA. Mr. Clamen ceased to be an executive officer of the Company in March 2014.
(5)	Mr. Tarshis ceased to be an executive officer of the Company in July 2013.
(6)	Includes 16,667 shares of common stock underlying 2013 RSUs that vested on December 31, 2013 and 44,443 shares of common stock underlying 2013 PSUs that were deemed earned by the compensation committee for the year ended December 31, 2013 as more fully discussed in “Compensation Discussion and Analysis—2013 PSUs.”
(7)	Includes 5,949 shares of common stock underlying the 2013 PSUs that were deemed earned by the compensation committee for the year ended December 31, 2013 as more fully discussed in “Compensation Discussion and Analysis—2013 PSUs.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted under “—Narrative to Summary Compensation Table-and Plan-Based Awards Table—Employment Agreements”, we have entered into employment agreements with each of our named executive officers. These agreements provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in his or her respective agreement, including a “change in control” of the Company. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination.

The receipt of the payments and benefits to the named executive officers under their employment agreements are generally conditioned upon their complying with customary non-solicitation, non-competition, confidentiality, non-interference or non-disparagement provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described herein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies. Except as provided in the footnotes below, the following table provides the term of such covenants following the termination of employment as it relates to each named executive officer:

Covenant	Neil Cole	Warren Clamen(4)	Andrew Tarshis(3)	David Blumberg	Jason Schaefer

Confidentiality	Infinite duration	Infinite duration	Infinite duration	Infinite duration	Infinite duration

Non-solicitation	Two years(1)	None	None	Two years(1)	Three years(5)

Non-competition	One year(1)	None	None	Two years(1)	Three years(5)

Non-interference	(2)	None	None	Two years(1)	Three years(5)

Non-disparagement	Five years(1)	None	None	None	None

(1)	Covenant runs from the date the executive’s employment agreement is terminated.
(2)	Mr. Cole’s employment agreement with us provides that during the term and a period of (i) two years thereafter, Mr. Cole cannot solicit our employees, (ii) one year thereafter, Mr. Cole cannot solicit our customers and (iii) one year thereafter, Mr. Cole may not interfere in any manner with our relationship with our vendors.
(3)	Mr. Tarshis ceased to be an executive officer in July 2013.
(4)	Mr. Clamen ceased to be an executive officer in March 2014.
(5)	Covenant runs from the date of executive’s employment agreement.

Termination Payments (without a change in control)

The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to each of the named executive officers under each employment agreement, assuming that a termination circumstance occurred as of December 31, 2013 and a “change in control” had not occurred:

		Estimated Amount of Termination Payment to:
Type of Payment	Termination Event	Neil Cole(1)		Warren Clamen(1)		Andrew Tarshis(1)		Jason Schaefer(1)		David Blumberg(1)
Payment of earned but unpaid salary, unreimbursed expense, and accrued but unused vacation time(2)	Termination for Cause or by executive without Good Reason	none		none		none		none		none

Earned but unpaid bonuses(2)	Termination without Cause or by executive for Good Reason, death or disability	none		none		none		none		none

Lump Sum Severance Payment	Termination without Cause or by executive for Good Reason	$3,000,000	(3)	$—		$—		$1,200,000	(4)	$1,145,333	(4)

Pro rata portion of current year bonuses	Death, Disability termination without Cause, or termination by executive for Good Reason	$2,175,000	(6)	none	(5)	none	(5)	none	(5)	none	(6)

Continued coverage under medical, dental, hospitalization and life insurance plans	Disability, termination without Cause, or termination by executive for Good Reason	$67,843		$45,455		$—		$67,471		$67,795

(1)	See employment agreement descriptions beginning on page 17 for information regarding acceleration of vesting and forfeiture of PSUs and RSUs.
(2)	At December 31, 2013, each named executive officer is assumed to have received all such payments.
(3)	Payable one half in monthly installments, and half on December 31, 2014.
(4)	These amounts are payable in lump sum within 30 days of termination. Assumes that all earned bonuses have been paid.
(5)	All such bonuses are discretionary.
(6)	All such bonuses are performance based.

Payments Upon Termination Following a Change of Control

In lieu of the lump sum severance payment upon termination without a change of control, Mr. Cole is entitled upon termination following a change in control to a lump sum payment equal to three times his base salary as then in effect plus any annual bonus earned but unpaid for a prior fiscal year and, if such termination occurs following the Company’s first fiscal quarter, a pro-rata portion of the annual bonus Mr. Cole would have earned for the fiscal year in which the termination occurs based on actual results for such year. Such payment is due within 60 days of the date of such termination. Mr. Cole would also be eligible in such circumstances for the continuation of certain medical benefits.

In addition to the payments made upon termination by the Company without cause or termination by the executive for good reason, the employment agreements with Messrs. Tarshis and Clamen provided, and the employment agreement with Mr. Schaefer provides that, if, within twelve months of a “change in control,” their employment is terminated by us without “cause” or they terminate their employment with us for “good reason,” as all such terms are defined in each employment agreement, we are obligated to make a lump-sum severance payment to each such named executive officer equal to $100 less than three times the named executive officer’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code). Under the same circumstances, the employment agreement with Mr. Blumberg obligates us to make a lump-sum severance payment to Mr. Blumberg equal to $100 less than three times the greater of (i) $400,000 or

(ii) the average of the annual cash compensation received by Mr. Blumberg on or after the effective date of his employment agreement in his capacity as an employee of the Company during the “base period” (also as defined in Section 280G of the Internal Revenue Code).

Under the circumstances described in the preceding paragraph, all of the named executive officers would be entitled to an accelerated vesting and payment of stock options and restricted stock awards granted to that named executive officer. However, the sum of any lump sum payments, the value of any accelerated vesting of stock options and restricted stock awards, and the value of any other benefits payable to the named executive officer, with the exception of Mr. Cole, may not equal or exceed an amount that would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code). In respect of these named executive officers (again excluding Mr. Cole), such payment is due within 15 days of the date of such termination.

The following table quantifies the estimated maximum amount of payments and benefits under our employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the named executive officers would have been entitled upon termination of employment if we had terminated their employment without cause within twelve (12) months following a “change in control” of our Company that (by assumption) occurred on December 31, 2013 and prior to the expiration of any employment agreements.

Name	Cash Severance Payment ($)		Continuation of Medical/Welfare Benefits (Present Value) ($)	Present Value of Accelerated Vesting of Equity Awards ($)(1)		Present Value of Accelerated Payment of Bonus ($)		Total Termination Benefits ($)
Neil Cole	4,500,000	(2)	53,628	29,026,692	(5)	32,625	(6)	33,612,945
Warren Clamen(9)	916,398	(3)	45,455	2,087,847		0		3,049,700
Andrew Tarshis	0		0	0		0		0
Jason Schaefer	1,040,139	(3)	67,471	0	(7)	0		1,107,610
David Blumberg	1,145,547	(4)	67,795	2,150,626	(8)	0		3,363,968

(1)	This amount represents: (a) with respect to all PSUs, or RSUs granted during the 2013 calendar year, the unrealized value of the unvested portion of the respective named executive officer’s PSUs and/or such RSUs based upon the closing price of our common stock on December 31, 2013, and (b) with respect to all other RSUs, the present value of the accelerated vesting of such RSUs. Additionally, (a) with respect to Neil Cole, this amount also represents the unrealized value of 28,888 PSUs that were forfeited on December 31, 2013, and (b) with respect to Warren Clamen, this amount also represents the unrealized value of 1,289 PSUs that were forfeited on December 31, 2013. While the PSUs described in the preceding sentence were forfeited on December 31, 2013, this analysis presumes that such PSUs would have become vested upon a change of control on December 31, 2013. See the descriptions of the employment agreements beginning on page 16 regarding accelerated vesting of and forfeiture of PSUs and RSUs. For 280G purposes, we have assumed that the accelerated vesting of RSUs on a change in control is a “change in control payment.”
(2)	Payable within 60 days of termination.
(3)	Payable within 15 days of termination.
(4)	Payable within 30 days of termination.
(5)	Assumes no “catch-up” vesting of PSUs.
(6)	Represents 2013 bonus payable plus the present value of the accelerated payment date of such bonus due to a change in control.
(7)	Does not include $236,175 of equity awards that vested on December 31, 2013 without regard to a change in control.
(8)	Does not include $2,426,093 of equity awards that vested on December 31, 2013 without regard to a change in control.
(9)	This chart illustrates a hypothetical change of control at December 31, 2013. Mr. Clamen was still an employee of the Company at December 31, 2013; he ceased to be an executive officer of the Company in March 2014. As of the date hereof, we have no further obligations to Mr. Clamen.

VOTING SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our common stock as September 8, 2014 by each of our directors and our named executive officers, all of our executive officers and directors, as a group, and each person known by us to beneficially hold more than five percent of our common stock, based on information obtained from such persons.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock underlying options, warrants, restricted stock units and other convertible securities that are exercisable or convertible within 60 days of September 8, 2014 and shares of our common stock underlying restricted stock awards that vest within 60 days of September 8, 2014 are deemed to be beneficially owned by the purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person. Percentage ownership is based on 48,117,217 shares of our common stock outstanding as of September 8, 2014. The address for each beneficial owner, unless otherwise noted, is c/o Iconix Brand Group, Inc. at 1450 Broadway, New York, New York 10018.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Company’s Outstanding Common Stock Beneficially Owned
Neil Cole	2,955,167	(1)	6%
Jeff Lupinacci	0		*
Seth Horowitz	27,025		*
David Blumberg	221,157	(2)	*
Jason Schaefer	3,786		*
Barry Emanuel	56,649	(3)	*
Drew Cohen	32,103		*
F. Peter Cuneo	137,879	(4)	*
Mark Friedman	42,467		*
James A. Marcum	44,423		*

BlackRock, Inc. 40 East 42nd Street New York, NY 10022	4,626,978	(5)	9.6%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,066,706	(6)	6.4%

Michael W. Cook Asset Management d/b/a SouthernSun 6070 Poplar Avenue, Suite 300 Memphis, TN 38119	4,232,737	(7)	8.8%

Sarbit Advisory Services One Evergreen Place Winnepeg, Manitoba R3LOE9	3,939,063	(8)	8.2%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	5,434,162	(9)	11.3%

All directors and executive officers as a group (10 persons)	3,520,656	(10)	7.2%

*	Less than 1%
(1)	Includes (i) 1,000,000 shares of common stock issuable upon exercise of options, (ii) 1,181,614 shares of common stock underlying 2008 RSUs that have vested but the delivery of which Mr. Cole has agreed to defer and (iii) 10,000 shares of common stock owned by Mr. Cole’s children. Does not include (i) shares held in Mr. Cole’s account under the Company’s 401(k) savings plan, (ii) 136,612 shares of common stock underlying 2011 RSUs that have not yet vested and (iii) 772,220 2011 PSUs that have not yet vested.
(2)	Includes (i) 5,000 shares of common stock issuable upon exercise of options owned by Mr. Blumberg and (ii) 105,000 shares of common stock issuable upon exercise of options owned by Blumberg Associates, LLC. 78,157 shares are held in a margin account as collateral.
(3)	Includes 20,000 shares of common stock issuance upon exercise of options owned by Mr. Emanuel.
(4)	Mr. Cuneo has pledged these shares as collateral for a line of credit.
(5)	Based on a Schedule 13G/A filed on January 29, 2014, BlackRock, Inc. is deemed to have beneficial ownership of these shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. The BlackRock, Inc., subsidiaries which acquired these shares are BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Asset Management Ireland Limited; BlackRock International Limited; BlackRock Investment Management, LLC; BlackRock Advisors (UK) Limited and BlackRock Investment Management (UK) Limited. BlackRock, Inc. has sole voting and dispositive power in respect of these shares.
(6)	Based on a Schedule 13G/A filed on February 11, 2014, The Vanguard Group, Inc. (the “Vanguard Group”) is deemed to have beneficial ownership of these shares, of which (i) 72,942 shares are owned beneficially by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of the Vanguard Group, as a result of its serving as investment manager of collective trust accounts and (ii) 4,400 shares are owned beneficially by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as an investment manager of Australian investment offerings.
(7)	Based on a Schedule 13G filed on February 14, 2014, Michael W. Cook Asset Management d/b/a SouthernSun is deemed to have beneficial ownership of these shares.
(8)	Based on a Schedule 13G filed on February 13, 2014, Sarbit Advisory Services is deemed to have beneficial ownership of these shares.
(9)	Based on a Schedule 13G/A filed on February 10, 2014, Dimensional Fund Advisors LP is deemed to have beneficial ownership of these shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(10)	Includes 1,130,000 shares of common stock issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its charter, our audit committee must review and approve, where appropriate, all related party transactions.

The Candie’s Foundation

The Candie’s Foundation, a charitable foundation founded by Neil Cole, our chairman, chief executive officer and president, for the purpose of raising national awareness about the consequences of teenage pregnancy, owed us $0.1 million and $0.6 million at December 31, 2013 and December 31, 2012, respectively. The Candie’s Foundation intends to pay off the entire borrowing from us during 2014, although additional advances will be made as and when necessary.

Travel

We recorded expenses of approximately $90,000, $155,000 and $114,000 for fiscal years 2013, 2012 and 2011, respectively, for the hire and use of aircraft solely for business purposes owned by a company in which Neil Cole, our chairman, chief executive officer and president, is the sole owner. We believe that all transactions were made on terms and conditions no less favorable than those available in the marketplace from unrelated parties.

AUDIT COMMITTEE REPORT

In 2013 the Audit Committee met with management and representatives of BDO USA, LLP to review preparations for the audit including review of control procedures required pursuant to implementation of Section 404 of the Sarbanes-Oxley Act of 2002, and the procedures and timing of the audit of our financial statements. Following completion of the audit of the financial statements, the Audit Committee met with representatives of BDO USA, LLP and management to review the audit findings. The Audit Committee also discussed with representatives of BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards 16, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the confirming letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and discussed with BDO USA, LLP its independence from the Company.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2013.

THE AUDIT COMMITTEE

F. Peter Cuneo, Chairperson

Drew Cohen

James A. Marcum

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

BDO USA, LLP has audited and reported upon our financial statements for our fiscal year ended December 31, 2013. The audit committee of the Board of Directors has re-appointed BDO USA, LLP as our independent registered public accountants for 2014. Although stockholder approval of the appointment of BDO USA, LLP is not required by law, the audit committee and the Board of Directors believe that it is advisable to give stockholders an opportunity to ratify this appointment. Furthermore, although the appointment of BDO USA, LLP is being submitted for stockholder ratification, the audit committee reserves the right, even after ratification by stockholders, to change the appointment of BDO USA, LLP our independent registered public accountants, at any time during the 2014 fiscal year, if it deems such change to be in our best interest. A representative of BDO USA, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

In addition to retaining BDO USA, LLP to audit our financial statements, we engage BDO USA, LLP from time to time to perform other services.

Audit Fees. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of the Company’s annual financial statements for 2013 and 2012, internal controls over financial reporting and the reviews of the financial statements included in the Company’s Forms 10-Q, comfort letters and consents related to SEC registration statements and other capital raising activities for 2013 and 2012 totaled approximately $866,400 and $826,500, respectively.

Audit-Related Fees. There were approximately $10,000 and $90,000 aggregate fees billed by BDO USA, LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements for 2013 and 2012, respectively, and that are not disclosed in the paragraph captioned “Audit Fees” above. The majority of the audit-related fees in 2012 were related to acquisitions.

Tax Fees. The aggregate fees billed by BDO USA, LLP for professional services rendered for tax compliance and consulting for 2013 and 2012, were approximately $244,100 and $55,000, respectively. There were no fees billed by BDO USA, LLP for professional services rendered for tax advice and tax planning for 2013 and 2012.

All Other Fees. There were no fees billed by BDO USA, LLP, for products and services other than the services described in the paragraphs captioned “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” above for 2013 and 2012.

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BDO USA, LLP in 2013. Consistent with the Audit Committee’s responsibility for engaging the Company’s independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved all the foregoing audit services and permissible non-audit services provided by BDO USA, LLP.

Recommendation

The Board of Directors unanimously recommends that you vote “FOR” approval of Proposal II and the ratification of the appointment of BDO USA, LLP as our independent registered public accountants for the fiscal year ending December 31, 2014.

PROPOSAL III

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING NAMED

EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to approve a non-binding advisory resolution on its named executive officer compensation as reported in this Proxy Statement. As described within the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured the Company’s named executive officer compensation program to achieve the following objectives:

•	Attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

•

Align pay with performance—as well as with the long-term interests of stockholders—by linking payouts to performance measures that promote long-term stockholder value, including EBITDA, Free Cash Flow and Diluted Earnings Per Share.

•

Ensure continuity of the services of named executive officers so that they will contribute to, and be a part of, the Company’s long-term success and to promote and sustain stability in the executive team.

The Company and the Compensation Committee of our Board of Directors consistently review our executive compensation program to ensure that it reflects the competition in the market place for talented individuals so that we can attract and retain skilled and committed long-term executives who we believe will contribute to accomplishing our vision.

We urge stockholders to read the “Executive Compensation—Compensation Discussion and Analysis” within, which describes in more detail how the Company’s named executive officer compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

In 2013, our revenue was $432.6 million, representing an increase of 22% from the prior year. EBITDA attributable to the Company was $262.9 million in 2013, representing a 21% increase from the prior year. Net income attributable to the Company declined to $142.2 million in 2013, an increase of 17% from the prior year. Our strong earnings and operational excellence contributed to Free Cash Flow attributable to the Company of $229.6 million, an increase of 27% from the prior year. Please refer to Exhibit A for unaudited reconciliation tables from U.S. GAAP amounts to non-GAAP amounts relating to EBITDA and Free Cash Flow.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Iconix Brand Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

Board Recommendation

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal. The Board of Directors unanimously recommends a vote “FOR” the approval of the non-binding advisory resolution on the Company’s named executive officer compensation.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Proxy Proposals Brought Under Rule 14a-8

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2015 must submit the proposal in proper form consistent with our By-Laws to us at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act not later than May 15, 2015, in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Any such proposals, should contain the name and record address of the stockholder, the class and number of shares of our common stock beneficially owned as of the record date established for the meeting, a description of, and reasons for, the proposal and all information that would be require to be included in the proxy statement file with the SEC if such stockholder was a participant in the solicitation subject to Section 14 of the Securities Exchange Act of 1934. The proposal and as well as any questions related thereto, should be directed to the Company’s Secretary.

Director Nominations, Proposals for Action and Other Business Brought Before the Annual Meeting.

Our bylaws require that proposals of stockholders made outside of the processes of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the bylaws, including providing all of the information specified in the bylaws no earlier than June 26, 2015 and not later than July 27, 2015; provided, however, that in the event that the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than October 24, 2015, notice by the stockholder in order to be timely must be so delivered or received no earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of businesses on the later of the 90th calendar day prior to the date of such annual meeting or, if the first public disclosure of the date of such annual meeting is less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

Our 2013 annual report to stockholders is being made available to stockholders via the Internet. If you would like to receive printed copy of our proxy statement and annual report, you should follow the instructions for requesting such information in the notice you receive.

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 will be provided upon written request to Iconix Brand Group, Inc. at 1450 Broadway, NY, NY 10018, Attention: Corporate Secretary. The Form 10-K also is available on our website at www.iconixbrand.com.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by us. We have engaged Morrow & Co., LLC, referred to as Morrow to assist in the administration, distribution and solicitation of proxies for the annual meeting and we expect that their fees will not exceed $15,000. Morrow’s address is 470 West Avenue, Stamford, CT 06902. Stockholders can reach Morrow at (855) 289-3516. Banks and Brokerage Firms can reach Morrow at (203) 658-9400. Further solicitation of proxies from some stockholders may be made by our directors, officers and regular employees personally, by telephone, telegraph or special letter. In addition, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers whose shares of common stock are registered in nominee name. We will reimburse such persons for their reasonable out-of-pocket costs.

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

Neil Cole,

Chairman of the Board,

President and Chief Executive Officer

September 12, 2014

Exhibit A

	(Unaudited)
	Year ended
EBITDA Reconciliation from Net Income	Dec. 31, 2013	Dec. 31, 2012
EBITDA(1)	$262,943	$216,963

Reconciliation of EBITDA:
Net Income	128,048	109,408
Add: Income taxes	58,075	58,963
Add: Net interest and other expense	67,995	41,826
Add: Depreciation and amortization of certain intangibles	8,825	6,766

EBITDA	$262,943	$216,963

(1)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures and is useful because it provides supplemental information to assist investors in evaluating Company’s financial condition.

	(Unaudited)
	Year ended
	Dec. 31, 2013	Dec. 31, 2012
Free Cash Flow(2)	$229,902	$180,485

Reconciliation of Free Cash Flow:
Net income	128,048	109,408
Add/(Less):
Depreciation and amortization of intangibles	8,825	6,766
Amortization of convertible note	24,838	20,098
Amortization of finance fees	4,816	3,263
Non-cash compensation expense	20,018	11,492
Provision for doubtful accounts	9,461	4,839
Non-cash income taxes	34,280	29,617
Other	825	(3,400)

subtotal	103,063	72,675
Less: Capital expenditures	(1,209)	(1,598)

Free Cash Flow	$229,902	$180,485

(2)	Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash non-recurring gains and charges, less capital expenditures. Free Cash Flow excludes any changes in Balance Sheet items, mandatory debt service requirements and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides supplemental information to assist investors in evaluating the Company’s financial condition.

ICONIX BRAND GROUP, INC.

VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDIATE

As a stockholder of Iconix Brand Group, Inc., you have the option of voting  your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on October 23, 2014.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by Mail:
Call 1 (866) 894-0537
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Please mark your votes like this  ☒

	FOR all nominees listed below (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below

1. Election of Directors:	☐	☐

01. Neil Cole, 02. Barry Emanuel, 03. Drew Cohen, 04. F. Peter Cuneo, 05. Mark Friedman and 06. James A. Marcum

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)

	FOR	AGAINST	ABSTAIN

2. Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014.	☐	☐	☐

3. To approve the advisory resolution on executive compensation.	☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature, if held jointly	Date	, 2014.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held October 24, 2014.

The Proxy Statement and our 2013 Annual Report to Stockholders are

available at: http://www.cstproxy.com/iconixbrand/2014

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

ICONIX BRAND GROUP, INC.

1450 BROADWAY

NEW YORK, NEW YORK 10018

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 24, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints NEIL COLE, JEFF LUPINACCI AND JASON SCHAEFER, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) on Friday, October 24, 2014, at the offices of the Company, 1450 Broadway, New York, NY 10018 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side:

(Continued and to be dated and signed on reverse side)